Exhibit 99.4

Transcom Annual Report and Accounts 2012

Directors’ Report

Directors’ Report

PRINCIPAL ACTIVITIES

Transcom (the “Company”) is a global customer experience specialist, providing customer care, sales, technical support and credit management services through an extensive network of contact centers and work-at-home agents.

Transcom’s operations add value to clients’ businesses by supporting the creation of outstanding customer experiences, while reducing cost and helping to drive growth. Transcom does this directly, by delivering exceptional multi-channel customer service and support in a cost-effective way. But Transcom’s goal is also that the Company’s activities benefit other parts of clients’ businesses. For example, Transcom’s analytics capabilities can generate insights that ultimately contribute to the creation of a differentiated customer experience, setting Transcom’s clients apart in an increasingly competitive marketplace.

At the end of 2012, Transcom employed almost 30,000 customer experience specialists at 70 contact centers across 28 countries, delivering services in 33 languages to over 400 international brands in various industry verticals. Whether onshore, offshore or near shore, Transcom agents are focused on delivering outstanding customer experiences, driving satisfaction, brand loyalty and additional sales while also adding insights and value to clients’ business operations.

CAPITALIZATION

As at December 31, 2012, the issued and outstanding share capital was €53,557,907.519 consisting of 622,767,823 Transcom WorldWide Class A voting shares, each with a nominal value of €0.043, and 622,764,910 Transcom WorldWide Class B non-voting shares, each with a nominal value of €0.043, with a total market capitalization of SEK 691.3 million (€80.2 million).

STOCK EXCHANGE LISTING

On September 6, 2001, Transcom was listed on the O-list of the Stockholm Stock Exchange, the Stock-holmsbörsen. Transcom class A and B shares are currently listed on the NASDAQ OMX Nordic Small Cap list under the symbols “TWW SDB A” and “TWW SDB B”.

EXECUTIVE MANAGEMENT

Johan Eriksson was appointed President and Chief Executive Officer of Transcom in November 2011. Mr

Eriksson joined Transcom in 2010 as General Manager of the North Region. Marcus Süllmann left the position of Chief Financial Officer (CFO) in February 2013 (he joined Transcom as CFO in May 2012). In March 2013, Pär Christiansen was appointed Chief Financial Officer. Mr Christiansen will take up his position as CFO no later than September 1, 2013. In the interim, Per Killiner will serve as acting CFO.

During 2011, Isabel Sánchez-Lozano joined the Company as Vice President & General Manager in the Iberia region, and Roberto Boggio was appointed General Manager in the South region (joined Trans-com in 2004). In June 2012, Neil Rae was appointed General Manager of the North America & Asia Pacific region (joined Transcom in 2004). Christian Hultén joined Transcom as General Manager of the North region in June 2012. Jörgen Skoog was appointed Acting General Manager in the Central Europe region in 2012 (joined Transcom in 2002). John Robson, Chief Information Officer, joined Transcom in 2009. In 2007, Ignacio De Montis joined the Company as Global Accounts Director.

BOARD PROCEDURES

Transcom’s Board held nine Board meetings during 2012, of which seven were physical meetings and two were held via conference calls. The Audit Committee held 13 meetings during 2012, of which 5 were physical meetings and 8 were held via conference calls. The Remuneration Committee held 5 meetings in 2012, which were all physical meetings.

2012 ACTIVITIES

1.	Business review

At the end of 2012, The Company had 70 operating centers employing almost 30,000 people, providing services from 28 country markets. Transcom’s global operations are divided into six units: North, Central Europe, South, Iberia, North America & Asia Pacific, and Credit Management Services (CMS).

Please refer to pages 14-18 for a review of performance and significant developments during the year in each region.

2.	Consolidated results

Net revenue in 2012 increased by 9.3% to €605.6 million (2011: €554.1 million). Earnings before interest, taxes and amortization (EBITA) increased to €6.9 million (2011: -€26.2 million). The loss of operations

Transcom Annual Report and Accounts 2012

Directors’ Report

for the full year was –€17.6 million (2011: –€29.0 million). Operating income in 2012 was impacted by a €20.6 million write-down of goodwill and other intangible assets. This impairment is a non-recurring, non-cash charge to earnings. It will not affect Trans-com’s liquidity, cash flow or bank covenants, or have any impact on future operations. The charges are based on long-term assessments, and not specifically related to the short-term performance of the respective business unit.

Transcom reported a pretax loss of –€23.6 million (2011: –€32.0 million), with a net loss of –€30.6 million, compared with –€50.4 million in 2011. Trans-com reported earnings per share (before dilution) of –2 Euro cents (–63 Euro cents in 2011).

Transcom’s 2012 results were impacted by restructuring and other non-recurring costs amounting to €5.9 million. These costs are mainly related to capacity adjustments and organizational restructuring undertaken during the year in order to increase efficiency and lower the cost base.

Excluding the effect of restructuring and other non-recurring costs, earnings before interest, taxes and amortization (EBITA) in 2012 increased to €12.8 million (2011: €6.8 million).

3.	Financial position

Operating cash flow before changes in working capital in 2012 was €2.2 million (2011: €2.0 million). Capital expenditure amounted to €8.5 million (2011: €5.2 million). The working capital movement was -€3.5 million (2011: €31.2 million).

Transcom made no acquisitions in the financial year ended December 31, 2012. Transcom had liquid funds of €42.6 million (2011: €52.1 million) at December 31, 2012. Long-term debt was €70.5 million (2011: €65.3 million) giving a net debt of €37.9 million. The equity to assets ratio at December 31, 2012 was 36.2% (43.0% at December 31, 2011).

4.	Research and Development

During the year ended 31 December 2012, the Company did not conduct R&D activities.

RISK MANAGEMENT

The Company’s operations are affected by several risks which, to varying degrees, have an impact on the Company’s revenue and financial position. These risks are monitored and to the extent possible, controlled by the Company. Described below are the risk factors which are deemed to be of most significance to the Company.

MARKET RISKS

Competition

Transcom’s operations are conducted in a highly competitive industry on a global level and Trans-com’s operations are small relative to the total size of the market. The customer and credit management services industry is characterized by competitive factors such as volume forecast, ability to acquire new clients, workforce flexibility, operational efficiency, quality and service. Increased competition in these areas may lead to restraining measures such as price pressures which could, if relevant for extended periods of time, have a material adverse effect on Transcom’s operations, financial position and earnings. Further, countering competition might also call for necessary investments which could lead to significant costs for the Company. The market for Transcom’s services is further affected by changes in service capacity and Transcom has recently been exposed to volatility in the demand for its services and has therefore experienced periods of significant overcapacity burdens. Transcom has reduced these burdens through the implementation of its restructuring program, but it cannot be ruled out that these circumstances will not occur in the future.

Global economic climate sensitivity

The level of demand for customer and credit management services, and therefore the level of revenue, is dependent upon general economic conditions in the markets in which the Company operates. Increases in revenues generally correspond with economic recoveries, while decreases generally correspond with economic downturns and regional and local economic recessions. Therefore, the local market conditions and national economic conditions in Transcom’s markets are likely to affect the Company’s operating results and strategic decisions.

Geographical markets and market conditions

Transcom has contact centers in many different countries, including countries in emerging markets, and revenue is generated across different markets. The Company is thus exposed to local, as well as global, market trends and conditions. Historically, there have been shifts in the relative geographic concentration of contact centers. Shifts in customer preferences with regard to the location of contact centers may force Transcom to adapt their operations geographically and thus incur additional costs. Furthermore, local market conditions and trends might have an adverse effect on the Company’s revenue and cost base.

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OPERATIONAL RISKS

Structural risks/long-term overcapacity

Transcom is continuously reviewing and adjusting its delivery capacity to its current book of business. Any failure by Transcom in managing its capacity delivery may have a material adverse effect on the Company’s overall profitability.

Dependency on key clients

A significant portion of the Company’s revenues is generated from a limited number of key clients using Transcom’s services in multiple countries. Key clients have a significant impact on the Company’s financial performance. Key client relationships are documented under master services agreements where pricing is based on forecasted volumes. Some of the agreements do not contain any volume commitments.

Staffing

Transcom is a staff intensive business with employee related costs accounting for the largest portion of the Company’s cost base. Considering the nature of the Company’s operations and the seasonality of the business, it is of high importance for Transcom to have a flexible workforce and access to temporary staff of significance. As a result of the above, Transcom is exposed to the risk of adverse movements in labor costs, legislation or other conditions relating to the Company’s staffing.

Long-term lease agreements

Some Group companies have entered into agreements to rent premises. Generally, the Group’s lease contracts require deposits and certain provisions for inflation-indexed rental increases. In addition, lease agreements may contain provisions on rent related to non-cancellable leases. Certain Group companies are thus subject to future payment obligations, stretching as far as five (5) years from December 31, 2012, for rent on material leases for premises which cannot be cancelled. In the event that Transcom would have to downsize or close down sites, these long-stretching payment obligations can have a negative impact on the Company’s overall profitability and cash flows.

Costs related to IT

Transcom is dependent on IT services and systems being provided to it, in order to be able to carry out services to its clients. The provision of IT services and systems to Transcom involves significant costs. Some Group companies have arranged for client tailored IT solutions. Should a client terminate the agreement with Transcom, or, even more, switch the way it uses technology, the client tailored IT solution would no longer be needed to support the client, involving that the relevant Group company could be facing costs which can no longer be recovered from the client.

Guarantee undertakings

Some companies within the Group have made guarantee undertakings. The beneficiaries of the guarantees include clients to the Group and buyers of businesses that have been divested by the Group. In the event that the Company, or the relevant Subsidiary, would become liable under such guarantees, this could have a material adverse effect on the Group’s financial position and results of operations, beyond what has been provided for.

Organizational risk

Transcom relies on the executive management team and management processes to deliver its services and the Company is dependent on the performance of its officers and key employees. Transcom is and will continue to be dependent on its ability to retain and motivate high quality personnel. Failure to do so could have a material adverse effect on Transcom’s business, financial position and results of operations.

Technology infrastructure

Most of Transcom’s business operations rely to a significant degree on the efficient and uninterrupted operation of its technology infrastructure including IT and other communications systems. Any failure of its technology infrastructure could impair Transcom’s ability to punctually perform and deliver its services. Transcom has taken precautions regarding its technology infrastructure in order to be prepared for interruptions such as power failures, computer viruses, loss of data or other anticipated or unanticipated problems.

Reputational risk

Transcom is, in its ordinary course of business, exposed to events that may damage the Company’s reputation. These events may relate to end-customer interactions, employee relations, client relations and relations with its shareholders. The Company has policies and procedures in place to comply with regulations and quality standards but is nevertheless exposed to the risk that the Company’s reputation could be damaged in any way.

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FINANCIAL RISKS

Liquidity risk and going concern

Financing risk is defined as the risk of it being difficult and/or expensive to obtain financing for the operations. Liquidity risk is the risk of the Company not being able to meet its financial obligations as they fall due. The Company is dependent upon continuing financial support from principal Share SDR holders as well as financing from external banks. The turbulence in the financial markets can disrupt or limit the availability of financing which the Company has obtained in the past and also adversely affect the terms and conditions of such financing.

Goodwill

A substantial part of Transcom’s intangible fixed assets consists of goodwill. Goodwill is tested annually to identify any necessary impairment requirements.

Currency risk - translational and transactional risk

Translational exposures are differences resulting from the translation of subsidiaries financial statements into the Group’s presentation currency. Transactional exposures are differences arising from the sales, purchases, assets or liabilities denominated in currencies other than the functional currency of the operating unit that carries these transactions. As of December 2012, the Group was mostly exposed to the Philippine Peso, USD, SEK, and Chilean Peso.

Interest risk

The Company’s exposure to the risk of changes in market interest rates relates primarily to any outstanding loan under the Company’s revolving credit facility. Changes in market interest rates could result in increased interest costs for the Company.

Credit risk

The Company’s trade receivables accounts for the majority of the Company’s credit risk. To maintain a controlled level of credit risk, credit risk is reviewed monthly by executive management based on the aged debt reports.

Risks relating to deferred tax assets

The Group assesses the ability to utilize tax losses and other tax attributes and to the extent that tax relief is expected to be available in the foreseeable future a deferred tax asset is recognized in the balance sheet. To-date a deferred tax asset of EUR 2.9 million was recognized in relation to available tax losses. Although it is believed that the tax relief justifying the deferred tax assets will be available, there is a risk that if insufficient profits arise in the future in the appropriate jurisdiction, the deferred tax asset in those jurisdictions may need to be written off.

Tax audits and litigations

The Group is subject to tax audits in the normal course of business. The Group is currently the subject of tax audits and litigation in multiple jurisdictions. The Group makes provisions for the outcome of such tax audits and litigation to the extent that the risk of cash outflow is determined to be probable. A negative outcome in respect of such audits or litigation may have a materially adverse effect on the Group’s business, financial condition and results of operations, beyond what has already been provided for.

DISPUTES AND CLAIMS

Companies within the Group are occasionally involved in disputes in the ordinary course of business and are subject to the risk, like other companies active in the customer and credit management services industry, of becoming subject to claims regarding, for instance, contractual matters and alleged defects in the delivery of services. In addition, in connection with the restructuring program that Transcom has launched, there is a risk that Transcom becomes subject to claims related to the downsizing and the closure of sites, such as employee related claims. These disputes and claims may prove time-consuming and may have an adverse effect on the Company’s financial position and revenue.

CHANGES TO APPLICABLE LEGISLATION AND POLITICAL RISKS

Transcom conducts business in a large number of legal jurisdictions worldwide, is incorporated and existing under the laws of Luxembourg and due to its listing at NASDAQ OMX Stockholm, is also subject to some of the Swedish stock market rules and regulations. This implies that there could be an increased risk for Transcom being negatively affected by changes to legislation and practices applied within such jurisdictions, in particular if such changes should increase the conceptual differences between jurisdictions. Transcom is subject to changes in applicable laws and regulations relating to e.g. foreign ownership, state involvement, tax, labor legislation and contact centers in the countries where the Company conducts business, such changes could have a materially adverse effect on the Company’s business operations, results and financial condition. The Company’s business, financial condition and results of operations could additionally be adversely affected by acts of war or terrorism, as well as other political and financial instability.

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REQUIREMENTS OF ARTICLE 11 (1) OF THE LAW OF 19 MAY 2006 ON TAKEOVER BIDS (“LAW ON TAKEOVER BIDS”)

According to the Law on Takeover Bids, Transcom is required to publish certain information on the following items:

(a)	Structure of the share capital with, among other, the indication of different classes of shares and the rights attached to them together with the percentage of of total share capital represented by each class.

Such information is provided on page 26 under section “The Transcom share and shareholders” of this Annual Report.

(b)	Restrictions on transfer of securities – As per the articles of association of Transcom, there are no restrictions on the transfer of shares. The provisions of the insider trading policy of Transcom introduce however an approval process (CEO/CFO approval) for insider trading

(c)	Direct and indirect shareholding is presented on page 26 under section “The Transcom share and shareholders” of this Annual Report.

(d)	This section is not applicable to Transcom as there are no holders of any securities at Transcom with special control rights.

(e)	The system of control of any employee share scheme where the control rights are not exercised directly by the employees.

The Long Term Incentive Program was approved by the annual general meeting of share-holders in 2012 and it is published on Transcom’s website.

(f)	Apart from the existence of class A voting shares and class B non-voting shares in the share capital of Transcom, there are no restrictions on voting rights attached to the shares.

(g)	As of the date hereof, Transcom not aware of any agreements between the shareholders that may result in restrictions on the transfer of securities and/or affect their voting rights.

(h)	The corporate governance of the Company is described and can be found in the articles of association of Transcom and the corporate governance charter posted on the Transcom’s website, as well as in the corporate governance section of this annual report.

(i)	The powers of the board members, and in particular the power to issue and buy back shares can be found in the articles of association of Transcom, corporate governance charter and the resolutions of the annual general meeting of the shareholders taken on 30 May 2012, all posted on Transcom’s website.
(j)	This section of the Law of Takeover Bids is not applicable to Transcom.

(k)	The remuneration guidelines for senior executives were approved by of the annual general meeting of the shareholders on 30 May 2012. Any agreements between Transcom and the board members or the employees are made on cases by case basis according to the customary laws in the country in which they are employed.

POST BALANCE SHEET EVENTS

On January 10, 2013 Transcom Worldwide SAS (France) filed for “redressement judiciaire”. Transcom WorldWide S.A. continued to support this subsidiary until February 28, 2013. With effect from March 22, 2013, Transcom WorldWide (France) S.A.S. was put into liquidation proceedings by the Commercial Court of Versailles, and a liquidator was appointed. There were no other significant events during the period between 31 December 2012 and the date of this report.

OUTLOOK

Entering 2013, Transcom will continue to focus on revenue growth and improved profitability through operational efficiency and business development. The Company is in a good position to generate healthy returns on the expansion investments made in the latter part of 2012, particularly in the Philippines.

Transcom’s seat capacity utilization improved in 2012 as a result of successful business development and necessary capacity adjustments in some geographical areas. Transcom’s target will always be to optimize the utilization of available capacity, and this will continue to be an important focus area throughout 2013.

Henning Boysen

Chairman of the Board of Directors,

Luxembourg, Grand Duchy of Luxembourg

March 29, 2013

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Corporate Governance

Corporate Governance

1 OVERVIEW

Transcom WorldWide S.A. (the “Company”) is a Luxembourg public limited liability company (a société anonyme), and its shares are listed on the NASDAQ OMX Stockholm Exchange.

The Company recognizes the importance of, and is committed to the highest standards of corporate governance. Among other things, this means that the Company maintains an efficient organizational structure with clearly defined areas of responsibility, ensures that the financial reporting is transparent and that the Company continuously strives be a good corporate citizen.

The Company’s current framework of corporate governance is illustrated below:

The Company is governed by the board of directors and its committees, whilst it is managed by an Executive Management Committee (the “Executive Committee”) which comprises of the President & CEO, Head of Group functions and Regional General Managers.

Corporate governance within the Company is based on the Luxembourg law and the listing requirements of the NASDAQ OMX Stockholm. The Company follows the ‘’Ten Principles of Corporate Governance’’ of the Luxembourg Stock Exchange, as amended on October 2009. Refer page 37 for related explanations.

The Company’s corporate governance rules are also based on the Company’s articles of incorporation, the corporate governance charter, and the Company’s internal regulations.

2 ANNUAL GENERAL MEETING OF SHAREHOLDERS

The Annual General Meeting (“AGM”) is convened in Luxembourg each year on the last Wednesday of May at 10am at the registered office of the Company or at such other place as may be specified in the notice convening the Meeting.

The last AGM was held on May 30, 2012. At the meeting, shareholders representing 59.4 percent (rounded) of the total number of class A shares, were present either personally or by proxy.

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Shareholders exercised their rights to decide on the affairs of the Company and the following resolutions were adopted by the AGM:

•	Approval of the annual accounts and consolidated accounts for 2011.

•	Discharge of liability of the members of Board of Directors for and in connection with year ended December 31, 2011.

•	Re-election of Henning Boysen, Stefan Charette and Roel Louwhoff as Directors of the Company for the period until the close of the next AGM.

•	Election of Laurie Bowen, Alexander Izosimov, Dermot Jenkinson and Mikael Larsson as Directors of the Company for the period until the close of the next AGM.

•	Election of external auditors of the Company.

•	Determination of Directors’ fees.

•	Approval of the procedures for the Nomination committee.

•	Approval for guidelines on remuneration of Senior Executives.

•	Approval of long term incentive plan for Executive Management.

•	Approval of share repurchase plan.

The minutes of the AGM are available on the Company’s website.

3 BOARD OF DIRECTORS

3.1 Composition of the Board of Directors of the Company (“The Board of Directors”)

The current Board of Directors comprises of seven non executive directors.

In 2012, Laurie Bowen, Alexander Izosimov, Dermot Jenkinson and Mikael Larsson joined the Board of Directors, whereas Mia Brunell Livfors, Charles Burdick, Robert Lerwill and Torun Litzén left the Board of Directors. With the above changes, the Board of Directors now has 5 independent directors vis-à-vis major shareholders.

Summary curriculum vitae for each member of the Board of Directors and the list of other paid positions held by them in other listed companies is disclosed on pages 40–41.

The table below gives an overview of the number of meetings by the Board of Directors and its committees and information about the attendance of the members of the Board of Directors.

The independence criteria used by the Company in order to determine the independence of the members of its Board of Directors are those listed in Annex ii of the European Commission recommendations of February 15, 2005 on the role of Non-Executive Directors (and members of the Supervisory Board) of listed companies and on the committees of the Board (or Supervisory Board).

	INDEPENDENCE STATUS		ATTENDANCE
	Vis-à-vis major shareholders	Vis-à-vis the company and its management	Board		Audit Committee		Remuneration Committee
Laurie Bowen[1]	Independent	Independent	5/5		8/9
Henning Boysen	Independent	Independent	9/9	[3]	8/13		5/5	[3]
Stefan Charette	Not independent	Independent	9/9		9/9		3/3
Alexander Izosimov[1]	Independent	Independent	5/5				2/2
Dermot Jenkinson[1]	Independent	Independent	4/5				2/2
Mikael Larsson[1]	Not independent	Independent	5/5		9/9	[3]
Roel Louwhoff	Independent	Independent	5/9

Directors active for part of the year, no longer part of Board of Directors
Charles Burdick[2]	Independent	Independent	3/4		4/4
Robert Lerwill[2]	Independent	Independent	3/4		4/4
Mia Brunell Livfors[2]	Not independent	Independent	4/4				3/3
Torun Litzén[2]	Not independent	Independent	4/4		4/4
Number of meetings (Total)			9		13		5
– Physical meetings			7		5		5
– Conference calls			2		8

1)	For New Directors active only part of the year number of meetings reflect the meetings held from the beginning of their Directorship.
2)	For Ex-Directors active only part of the year numbers of meetings reflect the meetings held till end of their Directorship.
3)	Chairman.

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Corporate Governance

3.2 The responsibility of the Board of Directors and work in 2012

The Board of Directors is in charge of the overall governance and direction of the Company. It provides effective support for, and control of, the activities of the Executive Committee.

The Board of Directors is responsible for the performance of all acts of administration necessary or useful for accomplishing the Company’s purposes, except for matters reserved by Luxembourg law or the articles of association to the general meeting of shareholders.

In order to carry out its work more effectively, the Board of Directors has created a Remuneration Committee and an Audit Committee. These committees handle business within their respective areas and present recommendations and reports on which the Board of Directors may base its decisions and actions. The internal regulations of the Audit Committee, the Remuneration Committee and the Nomination Committee have been formally defined in the corporate governance charter and are all available on the Company’s website.

The Board of Directors has also adopted procedures related to the instructions and mandates issued to the Chief Executive Officer and Chief Financial Officer which define the delegation of the day-to-day management of the Company to them.

The Board of Directors held nine meetings during 2012, of which seven were physical meetings and two were held via conference calls. For details of the attendance, refer to the table on page 33. Also, the CEO and CFO were present at each meeting.

Evaluation of the Board

The Board of Directors carries out an annual assessment wherein the Board of Directors evaluates its own performance and the performance of its committees. This annual assessment process also entails a review of competencies, board process & internal communication within the board. A summary of the evaluation is also presented to the Nomination Committee. This process is conducted in accordance with the corporate governance charter of the Company. These evaluations have not led to any important changes in respect of the Board of Directors or the committees.

3.3 Remuneration Committee

At the statutory Board of Directors meeting following the 2012 Annual General Meeting, the Board of Directors decided that the Remuneration Committee be comprised of Henning Boysen, Alexander Izosimov and Dermot Jenkinson. Henning Boysen was elected as its Chairman.

The responsibilities of the Remuneration Committee include issues regarding salaries, pension plans, bonus programs and other employment terms of the Chief Executive Officer and senior management.

The Remuneration Committee held five meetings during 2012; all the members attended the meetings.

3.4 Audit Committee

At the statutory Board of Directors meeting following the 2012 Annual General Meeting, the Board of Directors decided that the Audit Committee be comprised of Mikael Larsson, Stefan Charette and Laurie Bowen. Mikael Larsson was elected as its Chairman.

The Audit Committee is appointed by the Board of Directors to assist the Board of Directors in the areas of financial reporting, internal control environment, internal audit, compliance, risk management and code of business conduct.

The Audit Committee focuses on ensuring quality and accuracy in the Company’s financial reporting, the internal controls within the Company, the qualification and independence of the auditors and the Company’s adherence to prevailing rules and regulations.

The Audit Committee held thirteen meetings during 2012, of which five were physical meetings and eight were held via conference calls. For details of the attendance, refer to the table on page 33. The CEO, CFO, External audit engagement partner, Head of Internal Audit, etc. were called for the meeting as required.

3.5 Nomination Committee

A Nomination Committee of major shareholders in Transcom has been formed in accordance with the resolution of the 2012 Annual General Meeting. The Nomination Committee is comprised of Mia Brunell Livfors on behalf of Investment AB Kinnevik, Stefan Charette on behalf of Creades AB, and Arne Lööw on behalf of the Fourth Swedish National Pension Fund (Fjärde AP-fonden). Mia Brunell Livfors has been elected Chairman of the Nomination Committee.

The Nomination Committee will submit a proposal for the composition of the Board of Directors; remuneration for the Board of Directors and the auditor; and a proposal on the Chairman of the 2013 Annual General Meeting, which will be presented to the 2013 Annual General Meeting for approval. The Nomination Committee met three times during 2012.

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No of meetings attended
Mia Brunell Livfors (Chair)	1/1
Stefan Charette	2/3
Arne Lööw	1/1

Past Members
Thomas Ramsälv	2/2
Cristina Stenbeck (Chair)	2/2
Caroline af Ugglas	2/2

4 Executive Committee

The Board of Directors has appointed an executive management team (the “Management Team” or Executive Committee). A full list of its members is provided on pages 38-39.

5 Remuneration

The total amount of remuneration and other benefits granted directly or indirectly by the Company to the members of its Board of Directors is provided in note 24.

The total amount of remuneration and other benefits granted directly or indirectly by the Company to the members of its Management Team is provided in note 24.

The Company did not grant any loan to any member of its Board of Directors nor to any member of the Management Team.

6 Major holdings

The Company’s share ownership is disclosed on page 26 under “The Transcom share and shareholders” section. All other significant relationships between the Company and its major shareholders, insofar as it is aware of them, are described in note 29 “Related Party Transactions”.

7 Market abuse related considerations

The Company has adopted and applies an insider trading policy.

8 Internal Control

The Board of Directors has overall responsibility for the Company’s and its subsidiaries’ (“the ’Group’’) internal control systems and for monitoring their effectiveness.

The Executive Committee and senior management are responsible for the implementation and maintenance of the internal control systems, which are reviewed periodically.

The Company has a matrix organization, which means that those on the Executive Committee are responsible for ensuring that the work within their regions is carried out efficiently.

Internal audit (referred as Group Internal Control in the Company) reviews the internal controls throughout the Group. The Board of Directors monitors the ongoing process by which critical risks to the business are identified, evaluated and managed.

Each year the Audit Committee assesses the effectiveness of the Group’s system of internal controls (including financial, operational and compliance controls, and risk management systems) on the basis of:

•	Established procedures, including those already described, which are in place to manage perceived risks;

•	Management reviews and responds to internal audit and external auditors’ reports, and advises the Audit Committee on controls;

•	The continuous Group-wide process for formally identifying, evaluating and managing the significant risks to the achievement of the Group’s objectives; and

•	Reports to the Audit Committee on the results of internal audit reviews.

The Group’s internal control systems are designed to manage, rather than eliminate, risks that might impact on the achievement of the Group’s objectives, and can only provide reasonable, and not absolute, assurance against material misstatement or loss. In assessing what constitutes reasonable assurance, the Board of Directors considers the materiality of financial and non-financial risks and the relationship between the costs of, and benefit from, internal control systems.

The Board of Directors regularly reviews the actual performance of the business compared with budgets and forecasts, as well as other key performance indicators.

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Lines of responsibility and delegated authorities are clearly defined. The Group’s policies and procedures are regularly updated and distributed throughout the Group. The principal features of the Group’s systems of internal control are designed to:

•	Safeguard assets;

•	Maintain proper accounting records;

•	Provide reliable financial information;

•	Identify and manage business risks;

•	Maintain compliance with appropriate legislation and regulation; and

•	Identify and adopt best practice.

The principal features of the control framework and the methods by which the Board of Directors satisfies itself that it is operating effectively are detailed below.

Control environment

The Group has an established governance framework, the key features of which include:

•	Terms of reference for the Board of Directors and each of its committees;

•	A clear organizational structure, with documented delegation of authority from the Board of Directors to Management Team;

•	A Group policy framework, which sets out risk management and control standards for the Group’s operations worldwide; and

•	The Group’s basic guidelines for management of its activities and decision-making processes are governed by the Group’s code of conduct.

•	Defined procedures for the approval of major transactions and capital allocations.

For financial reporting, the Company has established an accounting policy and updates it on a need basis. It contains detailed guidelines of the financial reporting principles adopted by the Company. Group Financial Control manages the reporting process to ensure the completeness and correctness of financial reporting and its compliance with IFRS requirements.

Whistle-blower process: The Board of Directors has established a whistle blowing process which enables employees to report violations in accounting, reporting or internal controls, non-compliance with code of conduct, Group policies, applicable laws, etc.

Corporate plan

The Management Team submits an annual corporate plan to the Board of Directors for approval. The plan includes a quantified assessment of its planned operating and financial performance for the next financial year for each business unit, together with a strategic plan for the group for the following two years. Group management reviews the plans with each operational team. The individual plans are based on key economic and financial assumptions and incorporate an assessment of the risk and sensitivities underlying the projections.

Performance monitoring and review

Monthly performance and financial reports are produced for each business unit, with comparisons to budget. Reports are consolidated for overall review by the Management Team together with forecasts for the income statement and cash flow. Detailed reports are presented to the Board of Directors on a regular basis.

Risk identification, assessment and management The Group’s risk management and control framework is designed to support the identification, assessment, monitoring, management and control of risks that are significant to the achievement of the Group’s business objectives.

The Management Team is responsible for reviewing and monitoring the financial risks to the Group. Similarly, management also monitors risks associated with information technology, human resource management and regulatory compliance. Management monitors the completeness of the Group’s risk profile on a regular basis through a Group risk monitoring framework.

The Company’s risk management framework is based on the following key principles:

a.	Comprehensive scope: Risks are assessed for a number of defined categories. Both “Top Down” and “Bottom up” risk assessment processes are employed which helps the Company to proactively identify the most important risks. The risk assessment process also entails identification of risk owners in the Company.

b.	Regular reporting: Risks are evaluated for their potential impact and likelihood. The results of the risk assessment along with mitigation plans for key risks are presented to the Audit Committee on a periodic basis for review.

c.	Follow up: Risk mitigation plans are followed up on a periodic basis and the status of mitigation plans/ activities are periodically reported to the Audit Committee.

The Group Internal Control function is responsible for coordinating and monitoring the risk management processes in the Group and consolidating the periodic risk reporting for the Board of Directors and the Audit Committee.

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Transcom Annual Report and Accounts 2012

Corporate Governance

The Company continuously works to improve the policies which govern the management and control of both financial and non-financial risks in light of emerging risks identified. The adoption of these policies throughout the Group enables a broadly consistent approach to the management of risk at business unit level. At Group level, the functional heads are responsible for the Group-wide aggregation and oversight of their specific risks.

Monitoring

The Board of Directors reviews the effectiveness of established internal controls through the Audit Committee, which receives reports from the Management Team and the Group’s internal control function as described above.

The Company’s Internal Control function is responsible for following up on critical risks and action plans and reporting the status of action plans to the Audit Committee on a periodic basis.

9 Explanation from the Company of its decision relating to corporate governance and key deviations from the Swedish Corporate Governance Code

Corporate governance within the Company is based on Luxembourg law and the Company follows the “Ten Principles of Corporate Governance” issued by the Luxembourg Stock Exchange, except as described below.

Instead of 10.6 of the Ten Principles of Corporate Governance, which recommends the company to acknowledge the right of any shareholder or group of shareholders holding at least 5 percent of the capital to ask for items to be placed on the agenda for the Annual General Meeting and to lodge draft resolutions on the items on the agenda on the day of the Annual General Meeting, the Company follows the provisions of Luxembourg company law pursuant to which one or more shareholders who together hold at least 10 percent of the subscribed capital may request that one or more additional items be put on the agenda of any general meeting.

Instead of 4.2 which recommends the board to establish a nomination committee from amongst its members to assist in the selection of directors, and the associated recommendations related to structure of nomination committee of the Ten Principles of Corporate Governance, the Nomination Committee of the Company is made up of representatives of major shareholders and is elected during the third quarter of the year.

The governance framework adopted by the Company is in principle compliant with the regulations contained in the Swedish Corporate Governance Code, subject to key deviations mentioned below.

Instead of rule 1.5 of the Swedish Corporate Governance Code which requires the shareholders’ meeting to be conducted in Swedish and the material presented to be available in Swedish., the shareholders’ meetings are conducted in English and the related material presented at such meetings is also in English. English is the official language of the Company and the only language comprehensible to all key stakeholders given that the Company’s place of registration and stock market listing are in different countries.

Instead of rule 6.1 of Swedish Corporate Governance Code which requires the chairman of the board to be elected by the shareholders’ meeting, the chairman is elected by the Board of Directors at the statutory board meeting following the Annual General Meeting. This is in line with the Luxembourg law, the Company’s articles of association and the recommendation 2 4 of the Ten Principles of Corporate Governance.

Instead of rule 10.2 of Swedish Corporate Governance Code which requires the Company to publish information regarding Directors’ and President & CEO’s holdings of shares and other financial instruments in the company and any such holdings owned by the Directors’ and President & CEO’s related natural or legal persons, the Company does not publish this, as it is not required by the Corporate Governance principles of Luxembourg, which the Company follows.

10 Disclosure regarding action from Disciplinary Committee

In 2012, NASDAQ OMX Disciplinary Committee (“the Committee”) imposed a fine on the Company amounting to three times the annual fee paid to NASDAQ OMX Stockholm, corresponding to approximately EUR 65 thousand. The Committee found that the Company has committed a breach of the disclosure rules in the Exchange’s Rulebook for Issuers by not disclosing information in a timely manner about tax proceedings in Italy. A press release concerning the tax assessment in question was issued by Transcom on 12 October 2011, following a careful evaluation of the potential financial effects of a Court of Appeals decision.

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Transcom Annual Report and Accounts 2012

Consolidated income statement

for the year ended December 31, 2012

€ 000	Note	2012	2011
			Restated
Revenue	5	605,581	554,069
Cost of sales		(493,749)	(458,335)

Gross profit		111,832	95,734
Selling expenses		(6,459)	(6,426)
Administrative expenses		(102,742)	(84,203)
Other income/(expenses)	23	622	(15,978)
Restructuring	6	(247)	(18,167)
Intangible assets impairment	8	(20,641)	—

Loss from operations		(17,635)	(29,040)

Finance income	25	366	1,393
Finance costs	25	(6,320)	(4,361)

Loss before tax		(23,589)	(32,008)

Income tax expense	26	(6,975)	(18,350)

Loss for the year attributable to owners of the parent	5	(30,564)	(50,358)

Earnings per share for the year (expressed in € per common share)	27
Basic
– per A class share, for loss for the year attributable to owners of the parent		(0.02)	(0.63)
– per B class share, for loss for the year attributable to owners of the parent		(0.02)	(0.63)
Diluted
– per A class share, for loss for the year attributable to owners of the parent		(0.02)	(0.63)
– per B class share, for loss for the year attributable to owners of the parent		(0.02)	(0.63)

The accompanying notes form an integral part of the consolidated financial statements.

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Transcom Annual Report and Accounts 2012

Consolidated statement of comprehensive income

for the year ended December 31, 2012

€ 000	2012	2011
		Restated
Loss for the year	(30,564)	(50,358)

Other comprehensive income
Exchange differences on translating foreign operations	1,522	(9,514)
Actuarial profit/(loss) on post employment benefits obligation	(388)	251
Cash flow hedges – gains/(losses) recognized directly in equity	—	(502)
Income tax relating to cash flow hedges	—	166

	1,134	(9,599)

Total comprehensive income attributable to owners of the parent	(29,430)	(59,957)

The accompanying notes form an integral part of the consolidated financial statements.

Transcom Annual Report and Accounts 2012

Consolidated statement of financial position

for the year ended December 31, 2012

€ 000	Note	2012	2011	As at January 1, 2011
			Restated	Restated
ASSETS
Non-current assets
Property, plant and equipment	7	14,518	12,386	19,139
Intangible assets	8	147,921	171,682	174,820
Deferred tax assets	9	3,540	5,088	5,554
Other receivables		1,350	2,185	—

		167,329	191,341	199,513

Current assets
Trade and other receivables	10	114,976	104,837	112,294
Income tax receivables		3,542	3,817	—
Prepaid expenses and accrued income	11	29,685	25,300	18,731
Derivative financial instruments	12	—	—	1,959
Cash and cash equivalents		42,600	52,076	40,977

		190,803	186,030	173,961

Total assets		358,132	377,371	373,474

The accompanying notes form an integral part of the consolidated financial statements.

Transcom Annual Report and Accounts 2012

Consolidated statement of financial position (continued)

for the year ended December 31, 2012

€ 000	Note	2012	2011	As at January 1, 2011
			Restated	Restated
EQUITY AND LIABILITIES
Equity attributable to owners of the parent	13
Share capital		53,558	53,558	31,548
Share premium		11,458	11,458	10,156
Legal reserve		4,213	3,908	3,908
Retained earnings		47,306	78,175	128,602
Equity-based payments		42	—	342
Foreign exchange reserve		(11,461)	(12,983)	(3,469)
Other reserves	14	27,910	28,298	38

Total equity		133,026	162,414	171,125

Non-current liabilities
Borrowings	17	70,530	65,286	118,462
Leasing and other similar obligations	18	42	163	—
Deferred tax liabilities	9	2,650	5,342	6,811
Provisions for other liabilities and charges	19	10,518	18,081	5,117
Employee benefit obligations	20	2,834	2,414	2,704
Government grants	21	67	147	917

		86,641	91,433	134,011

Current liabilities
Borrowings		10,000	—	—
Derivative financial instruments	12	—	272	—
Leasing and other similar obligations	18	167	152	—
Trade and other payables	22	111,117	100,108	58,930
Government grants	21	78	79	—
Provisions for other liabilities and charges	19	16,559	22,913	7,885
Income tax payable		544	—	1,523

		138,465	123,524	68,338

Total liabilities		225,106	214,957	202,349

Total equity and liabilities		358,132	377,371	373,474

The accompanying notes form an integral part of the consolidated financial statements.

Transcom Annual Report and Accounts 2012

Consolidated statement of changes in equity

for the year ended December 31, 2012

	Attributable to the owners of the parent
€ 000	Share capital (Note 13)	Share premium	Legal reserve	Retained earnings	Equity- based payments	Foreign exchange reserve	Other Reserves (Note 14)	Total
Balance as at January 1, 2011	31,548	10,156	3,908	132,437	342	(3,469)	38	174,960
Correction of error (note 2.1.1)	—	—	—	(3,835)	—	—	—	(3,835)

Balance as at January 1, 2011 (restated)	31,548	10,156	3,908	128,602	342	(3,469)	38	171,125
Loss for the year	—	—	—	(49,593)	—	—	—	(49,593)
Correction of error (note 2.1.1)	—	—	—	(765)	—	—	—	(765)
Other comprehensive income, net of tax	—	—	—	—	—	(9,514)	(85)	(9,599)

Transaction with owners
Dividends (note 16)		—	—	(69)	—	—	—	(69)
Equity based payments	—	—	—	—	(342)	—	—	(342)
Issue of share capital	50,403	4,730	—	—	—	—	—	55,133
Transaction costs	—	(3,428)	—	—	—	—	—	(3,428)
Decrease of share capital	(28,393)	—	—	—	—	—	28,393	—
Purchase of treasury shares	—	—	—	—	—	—	(48)	(48)

Balance as at December 31, 2011 (restated)	53,558	11,458	3,908	78,175	—	(12,983)	28,298	162,414

Loss for the year	—	—	—	(30,564)	—	—	—	(30,564)
Transfer to legal reserve			305	(305)				—
Other comprehensive income, net of tax	—	—	—	—	—	1,522	(388)	1,134

Transaction with owners
Equity based payments	—	—	—	—	42	—	—	42

Total transaction with owners	—	—	—	—	42	—	—	42

Balance as at December 31, 2012	53,558	11,458	4,213	47,306	42	(11,461)	27,910	133,026

The accompanying notes form an integral part of the consolidated financial statements.

Transcom Annual Report and Accounts 2012

Consolidated statement of cash flows

for the year ended December 31, 2012

€ 000	Note	2012	2011
			Restated
Cash flows from operating activities
Loss before tax		(23,589)	(32,008)
Adjustments for non cash items:
Depreciation and amortization	7,8	11,083	13,637
Impairment loss		20,641	2,168
Share-based payments		42	(342)
Increase/(decrease) in provisions including employee benefit obligations		(13,496)	27,992
Other non-cash adjustments		3,165	(9,457)

Cash flows from operating activities before changes in working capital		(2,154)	1,990
Changes in working capital:
(Increase)/decrease in trade and other receivables		(10,139)	5,272
Increase/(decrease) in trade and other payables		11,009	32,457
(Increase)/decrease in prepaid expenses and accrued income		(4,385)	(6,569)

Changes in working capital		(3,515)	31,160
Income tax paid		(7,136)	(5,625)

Net cash flows from operating activities		(12,805)	27,525

Cash flows from investing activities
Purchases of property, plant and equipment	7	(8,530)	(5,121)
Purchases of intangible assets	8	(823)	(120)
Disposal of sites		—	(8,662)
Interest received		366	269

Net cash flows used in investing activities		(8,987)	(13,634)

Cash flows from financing activities
Proceeds from borrowings		15,244	31,116
Repayment of borrowings		—	(84,292)
Proceeds from issuance of shares net of share issuance costs	13	—	53,882
Interest paid		(2,981)	(3,429)
Dividends paid to owners	16	—	(69)

Net cash flows used in financing activities		12,263	(2,792)

Net (decrease)/increase in cash and cash equivalents		(9,529)	11,099
Net foreign exchange difference		53	—
Cash and cash equivalents at beginning of year		52,076	40,977

Cash and cash equivalents at end of year		42,600	52,076

The accompanying notes form an integral part of the consolidated financial statements.

Transcom Annual Report and Accounts 2012

Notes to the consolidated financial statements

for the year ended December 31, 2012

Note 1	Corporate information

Transcom WorldWide S.A. (the “Company” or the “parent entity”) and its subsidiaries (together, “Transcom” or the “Group”) provide multi-language customer relationship management products and services (“CRM”) and credit management services (“CMS”), including customer help lines and other telephone-based marketing and customer service programs (“teleservices”) to clients in customer-intensive industries.

The Company is a limited liability Company (“Société Anonyme”) incorporated and existing under the laws of the Grand Duchy of Luxembourg. The Company was registered on June 11, 1997 with the Luxembourg Register of Commerce under the number RCS B59528. The registered office of the Company is at 45, Rue des Scillas, L-2529, Luxembourg. Transcom WorldWide S.A. class A and class B shares are listed on the Nordic Exchange Mid Cap list under the symbols “TWW SDB A” and “TWW SDB B”.

The consolidated financial statements were authorized for issue by the Board of Directors on March 29, 2013. These consolidated financial statements will be submitted for approval at the Annual General Meeting on May 29, 2013.

Note 2	Summary of significant accounting policies

The principal accounting policies applied in the preparation of these consolidated financial statements are set out below. These policies have been consistently applied to all the years presented, unless otherwise stated.

2.1 Basis of preparation

The consolidated financial statements of Transcom WorldWide S.A. have been prepared in accordance with International Financial Reporting Standards and IFRIC Interpretations, as adopted by the European Union (“IFRS”). The consolidated financial statements have been prepared under the historical cost basis, except for derivative financial instruments that have been measured at fair value. The consolidated financial statements are presented in Euros which is the Group’s reporting currency, rounded in thousands of Euros.

The preparation of financial statements in conformity with IFRS requires the use of certain critical accounting estimates. It also requires management to exercise its judgment in the process of applying the Group’s accounting policies. The areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the consolidated financial statements are disclosed in note 3.

2.1.1	Prior year error

Since 2007, the Group has contributed to an employee plan in its Italian operation. When preparing the financial statements for 2012, management discovered that this defined contribution plan was not recorded in accordance with IAS 19 Employee Benefits.

As of 1 January 2011 and 1 January 2012, the accrued expenses were understated for an amount of EUR 3,835 thousand and EUR 4,600 thousand, respectively.

As a consequence, the Group has recorded the following adjustments to the previously issued financial statements:

€ 000	1 January 2011
Increase in trade and other payables	3,835
Decrease in retained earnings	(3,835)

31 December 2011
Increase in trade and other payables	765
Decrease in retained earnings	(765)
Increase in cost of sales	726
Increase in administrative expenses	39

31 December 2011
Decrease in EPS of A class shares	(0.01)
Decrease in EPS of B class shares	(0.01)
Decrease in diluted EPS of A class shares	(0.01)
Decrease in diluted EPS of B class shares	(0.01)

2.1.2	Changes in accounting policies and disclosures

(a) New and amended standards and interpretations adopted by the Group

The accounting policies adopted are consistent with those of the previous financial year.

The IASB has amended some standards. However, these standards or changes are not relevant to the accounting policies of the Group. These changes are:

•	IAS 12 Income Taxes (Amendment) – Deferred Taxes: Recovery of Underlying Assets

•	IFRS 1 First-Time Adoption of International Financial Reporting Standards (Amendment) – Severe Hyperinflation and Removal of Fixed Dates for First-Time Adopters

•	IFRS 7 Financial Instruments: Disclosures — Enhanced Derecognition Disclosure Requirements

(b) New standards, amendments and interpretations issued but not effective for the financial year beginning January 1, 2012 and not early adopted

Standards issued but not yet effective up to the date of issuance of the Group’s financial statements are listed below. This listing of standards and interpretations issued are those that the Group reasonably expects to have an impact on disclosures, financial position or performance when applied at a future date. The Group intends to adopt these standards when they become effective.

•	IAS 1 Financial Statement Presentation – Presentation of Items of Other Comprehensive Income

The amendments to IAS 1 change the grouping of items presented in OCI. Items that could be reclassified (or “recycled”) to profit or loss at a future point in time (for example, upon derecognition or settlement) would be presented separately from items that will never be reclassified. The amendment affects presentation only and has no impact on the Group’s financial position or performance. The amendment becomes effective for annual periods beginning on or after July 1, 2012.

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Transcom Annual Report and Accounts 2012

•	IAS 19 Employee Benefits (Amendment)

The IASB has issued numerous amendments to IAS 19. These range from fundamental changes such as removing the corridor mechanism and the concept of expected returns on plan assets to simple clarifications and re-wording. The amendment becomes effective for annual periods beginning on or after January 1, 2013.

•	IFRS 7 Disclosures — Offsetting Financial Assets and Financial Liabilities — Amendments to IFRS 7

These amendments require an entity to disclose information about rights to set-off and related arrangements (e.g., collateral agreements). The disclosures would provide users with information that is useful in evaluating the effect of netting arrangements on an entity’s financial position. The new disclosures are required for all recognised financial instruments that are set off in accordance with IAS 32 Financial Instruments: Presentation. The disclosures also apply to recognised financial instruments that are subject to an enforceable master netting arrangement or similar agreement, irrespective of whether they are set off in accordance with IAS 32. These amendments will not impact the Group’s financial position or performance and become effective for annual periods beginning on or after 1 January 2013.

•	IFRS 9 Financial Instruments: Classification and Measurement

IFRS 9, as issued, reflects the first phase of the IASB’s work on the replacement of IAS 39 and applies to classification and measurement of financial assets and financial liabilities as defined in IAS 39. The standard was initially effective for annual periods beginning on or after 1 January 2013, but following the Amendments to IFRS 9 Mandatory Effective Date of IFRS 9 and Transition Disclosures, issued in December 2011, the IASB moved the mandatory effective date to 1 January 2015. The EU has not decided yet when IFRS 9 will be effective. In subsequent phases, the IASB will address hedge accounting and impairment of financial assets. The adoption of the first phase of IFRS 9 will have an effect on the classification and measurement of the Group’s financial assets, but will not have an impact on classification and measurements of financial liabilities. The Group will quantify the effect in conjunction with the other phases, when the final standard is issued.

•	IFRS 10 Consolidated Financial Statements

IFRS 10 replaces the portion of IAS 27 Consolidated and Separate Financial Statements that addresses the accounting for consolidated financial statements. It also includes the issues raised in SIC – 12 Consolidation - Special Purpose Entities. IFRS 10 establishes a single control model that applies to all entities including special purpose entities. The changes introduced by IFRS 10 will require management to exercise significant judgment to determine which entities are controlled, and therefore, are required to be consolidated by a parent, compared with the requirements that were in IAS 27. This standard becomes effective for annual periods beginning on or after January 1, 2014.

•	IFRS 12 Disclosure of Interests in Other Entities

IFRS 12 includes all of the disclosures that were previously in IAS 27 related to consolidated financial statements, as well as all of the disclosures that were previously included in IAS 31 and IAS 28. These disclosures relate to an entity’s interests in subsidiaries, joint arrangements, associates and structured entities. A number of new disclosures are also required, but has no impact on the Group’s financial position or performance. This standard becomes effective for annual periods beginning on or after 1 January 2014.

•	IFRS 13 Fair Value Measurement

IFRS 13 establishes a single source of guidance under IFRS for all fair value measurements. IFRS 13 does not change when an entity is required to use fair value, but rather provides guidance on how to measure fair value under IFRS when fair value is required or permitted. The Group is currently assessing the impact that this standard will have on the financial position and performance. This standard becomes effective for annual periods beginning on or after January 1, 2013.

•	Transition Guidance (Amendments to IFRS 10, IFRS 11 and IFRS 12)

It includes some amendments to IFRS 10 and IFRS 12. These amendments are expected to become effective for annual periods beginning on or after January 1, 2014.

In addition the IASB has released new standards or amended the existing standards that are not relevant to the Group operations:

•	Investment Entities (Amendments to IFRS 10, IFRS 12 and IAS 27);

•	Government Loans (Amendments to IFRS 1);

•	IFRS 11 Joint arrangements.

(c) Annual Improvements to IFRS May 2012

These improvements will not have an impact on the Group, but include:

IFRS 1 First-time Adoption of International Financial Reporting Standards

This improvement clarifies that an entity that stopped applying IFRS in the past and chooses, or is required, to apply IFRS, has the option to re-apply IFRS 1. If IFRS 1 is not re-applied, an entity must retrospectively restate its financial statements as if it had never stopped applying IFRS.

IAS 1 Presentation of Financial Statements

This improvement clarifies the difference between voluntary additional comparative information and the minimum required comparative information. Generally, the minimum required comparative information is the previous period.

IAS 16 Property Plant and Equipment

This improvement clarifies that major spare parts and servicing equipment that meet the definition of property, plant and equipment are not inventory.

IAS 32 Financial Instruments, Presentation

This improvement clarifies that income taxes arising from distributions to equity holders are accounted for in accordance with IAS 12 Income Taxes.

IAS 34 Interim Financial Reporting

The amendment aligns the disclosure requirements for total segment assets with total segment liabilities in interim financial statements. This clarification also ensures that interim disclosures are aligned with annual disclosures.

These improvements are effective for annual periods beginning on or after 1 January 2013.

2.2 Consolidation

(a) Subsidiaries

Subsidiaries are all entities (including special purpose entities) over which the Group has the power to govern the financial and operating policies generally accompanying a shareholding of more than one half of the voting rights. The existence and effect of potential voting rights that are currently exercisable or convertible are considered when assessing whether the Group controls another entity. The Group also assesses existence of control where it does not have more than 50% of the voting power but is able to govern the financial and operating policies by virtue of de-facto control. De-facto control may arise in circumstances where the size of the Group’s voting rights relative to the size and dispersion of holdings of other shareholders give the Group the power to govern the financial and operating policies, etc. Subsidiaries are fully consolidated from the date on which control is transferred to the Group. They are deconsolidated from the date that control ceases.

The Group applies the acquisition method to account for business combinations. The consideration transferred for the acquisition of a subsidiary is the fair values of the assets transferred, the liabilities incurred to the former owners of the acquiree and the equity interests issued by the Group. The consideration transferred includes the fair value of any asset or liability resulting from a contingent consideration arrangement. Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair values at the acquisition date. The Group recognizes any non-controlling interest in the acquiree on an acquisition-by-acquisition basis, either at fair value or at the non-controlling interest’s proportionate share of the recognized amounts of acquiree’s identifiable net assets.

Acquisition-related costs are expensed as incurred.

If the business combination is achieved in stages, the acquisition date fair value of the acquirer’s previously held equity interest in the acquiree is remeasured to fair value at the acquisition date through profit or loss.

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Transcom Annual Report and Accounts 2012

Any contingent consideration to be transferred by the Group is recognized at fair value at the acquisition date. Subsequent changes to the fair value of the contingent consideration that is deemed to be an asset or liability is recognized in accordance with IAS 39 either in profit or loss or as a change to other comprehensive income. Contingent consideration that is classified as equity is not remeasured, and its subsequent settlement is accounted for within equity.

Goodwill is initially measured as the excess of the aggregate of the consideration transferred and the fair value of non-controlling interest over the net identifiable assets acquired and liabilities assumed. If this consideration is lower than the fair value of the net assets of the subsidiary acquired, the difference is recognized in profit or loss.

Intercompany transactions, balances, income and expenses on transactions between Group companies are eliminated. Profits and losses resulting from intercompany transactions that are recognized in assets are also eliminated. Accounting policies of subsidiaries have been changed where necessary to ensure consistency with the policies adopted by the Group.

(b) Changes in ownership interests in subsidiaries without change of control

Transactions with non-controlling interests that do not result in loss of control are accounted for as equity transactions – that is, as transactions with the owners in their capacity as owners. The difference between fair value of any consideration paid and the relevant share acquired of the carrying value of net assets of the subsidiary is recorded in equity. Gains or losses on disposals to non-controlling interests are also recorded in equity.

(c) Disposal of subsidiaries

When the Group ceases to have control any retained interest in the entity is re-measured to its fair value at the date when control is lost, with the change in carrying amount recognized in profit or loss. The fair value is the initial carrying amount for the purposes of subsequently accounting for the retained interest as an associate, joint venture or financial asset. In addition, any amounts previously recognized in other comprehensive income in respect of that entity are accounted for as if the Group had directly disposed of the related assets or liabilities. This may mean that amounts previously recognized in other comprehensive income are reclassified to profit or loss.

(d) Associates

Associates are all entities over which the Group has significant influence but not control, generally accompanying a shareholding of between 20% and 50% of the voting rights. Investments in associates are accounted for using the equity method of accounting. Under the equity method, the investment is initially recognized at cost, and the carrying amount is increased or decreased to recognize the investor’s share of the profit or loss of the investee after the date of acquisition. The Group’s investment in associates includes goodwill identified on acquisition.

If the ownership interest in an associate is reduced but significant influence is retained, only a proportionate share of the amounts previously recognized in other comprehensive income is reclassified to profit or loss where appropriate.

The Group’s share of post-acquisition profit or loss is recognized in the income statement, and its share of post acquisition movements in other comprehensive income is recognized in other comprehensive income with a corresponding adjustment to the carrying amount of the investment. When the Group’s share of losses in an associate equals or exceeds its interest in the associate, including any other unsecured receivables, the Group does not recognize further losses, unless it has incurred legal or constructive obligations or made payments on behalf of the associate.

The Group determines at each reporting date whether there is any objective evidence that the investment in the associate is impaired. If this is the case, the Group calculates the amount of impairment as the difference between the recoverable amount of the associate and its carrying value and recognizes the amount adjacent to ‘share of profit/(loss) of an associate’ in the income statement.

Profits and losses resulting from upstream and downstream transactions between the Group and its associate are recognized in the Group’s financial statements only to the extent of unrelated investor’s interests in the associates. Unrealized losses are eliminated unless the transaction provides evidence of an impairment of the asset transferred. Accounting policies of associates have been changed where necessary to ensure consistency with the policies adopted by the Group.

Dilution gains and losses arising in investments in associates are recognized in the income statement.

As at December 31, 2012 and December 31, 2011, the Group did not own any associates.

2.3 Segment reporting

Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision-maker. The chief operating decision-maker, who is responsible for allocating resources and assessing performance of the operating segments, has been identified as the regional general manager that makes strategic decisions.

2.4 Foreign currency translation

(a) Functional and presentation currency

Items included in the financial statements of each of the Group’s entities are measured using the currency of the primary economic environment in which the entity operates (‘the functional currency’). The consolidated financial statements are presented in ‘Euro (€)’, which is the Group’s presentation currency.

(b) Transactions and balances

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions or valuation where items are re-measured. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognized in the income statement within “finance income/finance costs”, except when deferred in other comprehensive income as qualifying cash flow hedges and qualifying net investment hedges.

(c) Group companies

The results and financial position of all the Group entities (none of which has the currency of a hyper-inflationary economy) that have a functional currency different from the presentation currency are translated into the presentation currency as follows:

•	assets and liabilities for each statement of financial position presented are translated at the closing rate at the date of that statement of financial position;

•	income and expenses for each income statement are translated at average exchange rates (unless this average is not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates, in which case income and expenses are translated at the rate on the dates of the transactions); and

•	all resulting exchange differences are recognized in other comprehensive income.

On consolidation, exchange differences arising from the translation of the net investment in foreign operations, and of borrowings and other currency instruments designated as hedges of such investments, are taken to other comprehensive income. When a foreign operation is partially disposed of or sold, exchange differences that were recorded in equity are recognized in the income statement as part of the gain or loss on sale.

Goodwill and fair value adjustments arising on the acquisition of a foreign entity are treated as assets and liabilities of the foreign entity and translated at the closing rate. Exchange differences arising are recognized in other comprehensive income.

2.5 Property, plant and equipment

All property, plant and equipment is stated at historical cost less depreciation. Historical cost includes expenditure that is directly attributable to the acquisition of the items.

Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Group and the cost of the item can be measured reliably. The carrying amount of the replaced part is derecognized. All other repairs and maintenance are charged to the income statement during the financial period in which they are incurred.

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Depreciation on assets is calculated using the straight-line method to allocate their cost less their residual values over their estimated useful lives, as follows:

• Telephone switch	5 years
• Fixtures and fittings	3-5 years
• Computer, hardware and software	3-5 years
• Office improvements and others	3-5 years

The assets’ residual values and useful lives are reviewed, and adjusted if appropriate, at the end of each reporting period. An asset’s carrying amount is written down immediately to its recoverable amount if the asset’s carrying amount is greater than its estimated recoverable amount (note 2.7).

Gains and losses on disposals are determined by comparing the proceeds with the carrying amount and are recognized within ‘other income/other expenses’ in the income statement.

2.6 Intangible assets

(a) Goodwill

Goodwill represents the excess of the cost of an acquisition over the fair value of the Group’s share of the net identifiable assets of the acquired subsidiary at the date of acquisition. Goodwill on acquisitions of subsidiaries is included in ‘intangible assets’. Goodwill is tested annually for impairment and carried at cost less accumulated impairment losses. Impairment losses on goodwill are not reversed. Gains and losses on the disposal of an entity include the carrying amount of goodwill relating to the entity sold.

Goodwill is allocated to cash-generating units for the purpose of impairment testing. The allocation is made to those cash-generating units or Groups of cash-generating units that are expected to benefit from the business combination in which the goodwill arose, identified according to operating segment.

(b) Contractual customer relationships

Contractual customer relationships acquired in a business combination are recognized at fair value at the acquisition date. The contractual customer relations have a finite useful life and are carried at cost less accumulated amortization and are assessed for impairment whenever there is an indication that the asset is impaired. Amortization is calculated using the straight-line method over the expected life of the customer relationship which is between 7 to 15 years.

(c) Development costs

Costs associated with maintaining computer software programs are recognized as an expense as incurred. Development costs that are directly attributable to the design and testing of identifiable and unique software products controlled by the Group are recognized as intangible assets when the following criteria are met:

•	it is technically feasible to complete the software product so that it will be available for use;

•	management intends to complete the software product and use or sell it;

•	there is an ability to use or sell the software product;

•	it can be demonstrated how the software product will generate probable future economic benefits;

•	adequate technical, financial and other resources to complete the development and to use or sell the software product are available; and

•	the expenditure attributable to the software product during its development can be reliably measured.

Directly attributable costs that are capitalized as part of the software product include the software development employee costs and an appropriate portion of relevant overheads.

Other development expenditures that do not meet these criteria are recognized as an expense as incurred. Development costs previously recognized as an expense are not recognized as an asset in a subsequent period.

Computer software development costs recognized as assets are amortized over their estimated useful lives, which is between 3 to 5 years.

2.7 Impairment of non-financial assets

Assets that have an indefinite useful life – for example, goodwill or intangible assets not ready to use – are not subject to amortization and are tested annually for impairment. Assets that are subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs to sell and value in use. For the purposes of assessing impairment, assets are Grouped at the lowest levels for which there are separately identifiable cash flows (cash-generating units). Non-financial assets other than goodwill that suffered an impairment are reviewed for possible reversal of the impairment at each reporting date.

2.8 Financial assets

2.8.1	Classification

The Group classifies its financial assets in the following categories: at fair value through profit or loss, held to maturity investments, loans and receivables, and available for sale. The classification depends on the purpose for which the financial assets were acquired. Management determines the classification of its financial assets at initial recognition.

(a) Financial assets at fair value through profit or loss

Financial assets at fair value through profit or loss are financial assets held for trading. A financial asset is classified in this category if acquired principally for the purpose of selling in the short term. Derivatives are also categorized as held for trading unless they are designated as hedges. Assets in this category are classified as current assets if expected to be settled within 12 months; otherwise, they are classified as non-current.

(b) Held to maturity investments

Non-derivative financial assets with fixed or determinable payments and fixed maturities are classified as held to maturity when the Group has the positive intention and ability to hold it to maturity. They are included in current assets, except for maturities greater than 12 months after the end of the reporting period. These are classified as non-current assets. As at December 31, 2012 and December 31, 2011, the Group did not own any held to maturity investments.

(c) Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. They are included in current assets, except for maturities greater than 12 months after the end of the reporting period. These are classified as non-current assets. The Group’s loans and receivables comprise ‘trade and other receivables’, and ‘prepayments and accrued income’ in the statement of financial position.

(d) Available-for-sale financial assets

Available-for-sale financial assets are non-derivatives that are either designated in this category or not classified in any of the other categories. They are included in non-current assets unless the investment matures or management intends to dispose of it within 12 months of the end of the reporting period. As at December 31, 2012 and December 31, 2011, the Group did not own any available for sale financial assets.

2.8.2	Recognition and measurement

Regular purchases and sales of financial assets are recognized on the trade date – the date on which the Group commits to purchase or sell the asset. Investments are initially recognized at fair value plus transaction costs for all financial assets not carried at fair value through profit or loss. Financial assets carried at fair value through profit or loss are initially recognized at fair value, and transaction costs are expensed in the income statement. Financial assets are derecognized when the rights to receive cash flows from the investments have expired or have been transferred and the Group has transferred substantially all risks and rewards of ownership. Available-for-sale financial assets and financial assets at fair value through profit or loss are subsequently carried at fair value. Loans and receivables are subsequently carried at amortized cost using the effective interest method.

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Gains or losses arising from changes in the fair value of the ‘financial assets at fair value through profit or loss’ category are presented in the income statement within ‘finance income/costs’ in the period in which they arise. Dividend income from financial assets at fair value through profit or loss is recognized in the income statement as part of other income when the Group’s right to receive payments is established.

Changes in the fair value of monetary and non-monetary securities classified as available for sale are recognized in other comprehensive income.

When securities classified as available for sale are sold or impaired, the accumulated fair value adjustments recognized in equity are included in the income statement as ‘gains and losses from investment securities’.

Interest on available-for-sale securities calculated using the effective interest method is recognized in the income statement as part of other income. Dividends on available-for-sale equity instruments are recognized in the income statement as part of other income when the Group’s right to receive payments is established.

2.8.3	Offsetting financial instruments

Financial assets and liabilities are offset and the net amount reported in the statement of financial position when there is a legally enforceable right to offset the recognized amounts and there is an intention to settle on a net basis or realize the asset and settle the liability simultaneously.

2.8.4	Impairment on financial assets

(a) Assets carried at amortized cost

The Group assesses at the end of each reporting period whether there is objective evidence that a financial asset or Group of financial assets is impaired. A financial asset or a Group of financial assets is impaired and impairment losses are incurred only if there is objective evidence of impairment as a result of one or more events that occurred after the initial recognition of the asset (a ‘loss event’) and that loss event (or events) has an impact on the estimated future cash flows of the financial asset or Group of financial assets that can be reliably estimated.

The criteria that the Group uses to determine that there is objective evidence of an impairment loss include:

•	significant financial difficulty of the issuer or obligor;

•	a breach of contract, such as a default or delinquency in interest or principal payments;

•	the Group, for economic or legal reasons relating to the borrower’s financial difficulty, granting to the borrower a concession that the lender would not otherwise consider;

•	it becomes probable that the borrower will enter bankruptcy or other financial reorganization;

•	the disappearance of an active market for that financial asset because of financial difficulties; or

•	observable data indicating that there is a measurable decrease in the estimated future cash flows from a portfolio of financial assets since the initial recognition of those assets, although the decrease cannot yet be identified with the individual financial assets in the portfolio, including:

(i) adverse changes in the payment status of borrowers in the portfolio; and

(ii) national or local economic conditions that correlate with defaults on the assets in the portfolio.

The Group first assesses whether objective evidence of impairment exists.

For loans and receivables category, the amount of the loss is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows (excluding future credit losses that have not been incurred) discounted at the financial asset’s original effective interest rate. The carrying amount of the asset is reduced and the amount of the loss is recognized in the consolidated income statement. If a loan or held-to-maturity investment has a variable interest rate, the discount rate for measuring any impairment loss is the current effective interest rate determined under the contract. As a practical expedient, the Group may measure impairment on the basis of an instrument’s fair value using an observable market price.

If, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognized (such as an improvement in the debtor’s credit rating), the reversal of the previously recognized impairment loss is recognized in the consolidated income statement.

(b) Assets classified as available for sale

The Group assesses at the end of each reporting period whether there is objective evidence that a financial asset or a Group of financial assets is impaired. For debt securities, the Group uses the criteria refer to (a) above. In the case of equity investments classified as available for sale, a significant or prolonged decline in the fair value of the security below its cost is also evidence that the assets are impaired. If any such evidence exists for available-for-sale financial assets, the cumulative loss – measured as the difference between the acquisition cost and the current fair value, less any impairment loss on that financial asset previously recognized in profit or loss – is removed from equity and recognized in the consolidated income statement.

Impairment losses recognized in the consolidated income statement on equity instruments are not reversed through the consolidated income statement. If, in a subsequent period, the fair value of a debt instrument classified as available for sale increases and the increase can be objectively related to an event occurring after the impairment loss was recognized in profit or loss, the impairment loss is reversed through the consolidated income statement. Impairment testing of trade receivables is described in note 2.10.

2.9 Derivative financial instruments and hedging activities

Derivatives are initially recognized at fair value on the date a derivative contract is entered into and are subsequently re-measured at their fair value. The method of recognizing the resulting gain or loss depends on whether the derivative is designated as a hedging instrument, and if so, the nature of the item being hedged. The Group designates certain derivatives as either:

(a)	hedges of the fair value of recognized assets or liabilities or a firm commitment (fair value hedge);

(b)	hedges of a particular risk associated with a recognized asset or liability or a highly probable forecast transaction (cash flow hedge); or

(c)	hedges of a net investment in a foreign operation (net investment hedge).

The Group documents at the inception of the transaction the relationship between hedging instruments and hedged items, as well as its risk management objectives and strategy for undertaking various hedging transactions. The Group also documents its assessment, both at hedge inception and on an ongoing basis, of whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items.

The fair values of various derivative instruments used for hedging purposes are disclosed in note 12. Movements on the hedging reserve in other comprehensive income are shown in statement of other comprehensive income. The full fair value of a hedging derivative is classified as a non-current asset or liability when the remaining hedged item is more than 12 months, and as a current asset or liability when the remaining maturity of the hedged item is less than 12 months. Trading derivatives are classified as a current asset or liability.

The Group does not hold or issue derivative instruments for speculative purposes, although derivatives not meeting the above criteria for hedge accounting are classified for accounting purposes at fair value through profit and loss as appropriate. Such derivatives predominately relate to those used to hedge the foreign exchange exposure on recognized monetary assets and liabilities.

(a) Fair value hedge

Changes in the fair value of derivatives that are designated and qualify as fair value hedges are recorded in the income statement, together with any changes in the fair value of the hedged asset or liability that are attributable to the hedged risk.

If the hedge no longer meets the criteria for hedge accounting, the adjustment to the carrying amount of a hedged item for which the effective interest method is used is amortized to profit or loss over the period to maturity.

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(b) Cash flow hedge

The effective portion of changes in the fair value of derivatives that are designated and qualify as cash flow hedges is recognized in other comprehensive income. The gain or loss relating to the ineffective portion is recognized immediately in the income statement within ‘finance income/costs’.

The Group uses such contracts to fix the income from foreign currency sales in the functional currency of the entity concerned. The cumulative gain or loss initially recognized in equity is reclassified to the income statement at the same time the hedged transaction affects the income statement.

When a hedging instrument expires or is sold, or when a hedge no longer meets the criteria for hedge accounting, any cumulative gain or loss existing in equity at that time remains in equity and is recognized when the forecast transaction is ultimately recognized in the income statement. When a forecast transaction is no longer expected to occur, the cumulative gain or loss that was reported in equity is immediately transferred to the income statement within ‘finance income/costs’.

(c) Net investment hedge

Hedges of net investments in foreign operations are accounted for similarly to cash flow hedges.

Any gain or loss on the hedging instrument relating to the effective portion of the hedge is recognized in other comprehensive income. The gain or loss relating to the ineffective portion is recognized immediately in the income statement within ‘finance income/costs’.

Gains and losses accumulated in equity are included in the income statement when the foreign operation is partially disposed of or sold.

When the hedge no longer meets the criteria and becomes ineffective, the cumulative gain or loss that was reported in equity is immediately transferred to the income statement within ‘finance income/costs’.

2.10 Trade receivables

Trade receivables are amounts due from customers for services performed in the ordinary course of business. If collection is expected in one year or less (or in the normal operating cycle of the business if longer), they are classified as current assets. If not, they are presented as non-current assets.

Trade receivables are recognized initially at fair value and subsequently measured at amortized cost using the effective interest method, less provision for impairment.

2.11 Other receivables and prepayments

Other receivables and prepayments are recognized initially at fair value and subsequently measured at amortized cost using the effective interest method, less provision for impairment.

2.12 Cash and cash equivalents

In the consolidated statement of cash flows, cash and cash equivalents includes cash in hand, deposits held at call with banks, other short-term highly liquid investments with original maturities of three months or less and bank overdrafts. In the consolidated statement of financial position, bank overdrafts are shown within borrowings in current liabilities.

2.13 Share capital and treasury shares

Ordinary shares are classified as equity.

Incremental costs directly attributable to the issue of new ordinary shares or options are shown in equity as a deduction, net of tax, from the proceeds.

Where any Group Company purchases the Company’s equity share capital (treasury shares), the consideration paid, including any directly attributable incremental costs (net of income taxes) is deducted from equity attributable to the Company’s equity holders until the shares are cancelled or reissued. Where such ordinary shares are subsequently reissued, any consideration received, net of any directly attributable incremental transaction costs and the related income tax effects, is included in equity attributable to the Company’s equity holders.

2.14 Share based payments

The Group issues equity-settled share-based payments to certain employees and key management. Equity-settled share based payments are measured at fair value (excluding the effect of non market-based vesting conditions) at the date of grant. The fair value determined at the grant date of the equity-settled share-based payments is recognized as an expense on a graded vesting basis over the vesting period, based on the Group’s estimate of the shares that will eventually vest and adjusted for the effect of non market vesting conditions. Fair value is measured using the Black-Scholes pricing model or any relevant valuation model. The expected life used in the model is adjusted at the end of each reporting period, based on management’s best estimate, for the effect of non-transferability, exercise restrictions and behavioral considerations.

2.15 Borrowings

Borrowings are recognized initially at fair value, net of transaction costs incurred. Borrowings are subsequently carried at amortized cost; any difference between the proceeds (net of transaction costs) and the redemption value is recognized in the income statement over the period of the borrowings using the effective interest method.

2.16 Leases

Leases in which a significant portion of the risks and rewards of ownership are retained by the lessor are classified as operating leases. Payments made under operating leases (net of any incentives received from the lessor) are charged to the income statement on a straight-line basis over the period of the lease.

The Group leases certain property, plant and equipment. Leases of property, plant and equipment where the Group has substantially all the risks and rewards of ownership are classified as finance leases. Finance leases are capitalized at the lease’s commencement at the lower of the fair value of the leased property and the present value of the minimum lease payments.

Each lease payment is allocated between the liability and finance charges. The corresponding rental obligations, net of finance charges, are included in other long-term payables. The interest element of the finance cost is charged to the income statement over the lease period so as to produce a constant periodic rate of interest on the remaining balance of the liability for each period. The property, plant and equipment acquired under finance leases is depreciated over the shorter of the useful life of the asset and the lease term.

2.17 Current and deferred income tax

The tax expense for the period comprises current and deferred tax. Tax is recognized in the income statement, except to the extent that it relates to items recognized in other comprehensive income or directly in equity. In this case, the tax is also recognized in other comprehensive income or directly in equity, respectively.

The current income tax charge is calculated on the basis of the tax laws enacted or substantively enacted at the reporting date in the countries where the Company and its subsidiaries operate and generate taxable income. Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation. It establishes provisions where appropriate on the basis of amounts expected to be paid to the tax authorities.

Deferred income tax is recognized, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the consolidated financial statements. However, deferred tax liabilities are not recognized if they arise from the initial recognition of goodwill; deferred income tax is not accounted for if it arises from initial recognition of an asset or liability in a transaction other than a business combination that at the time of the transaction affects neither accounting nor taxable profit or loss. Deferred income tax is determined using tax rates (and laws) that have been enacted or substantially enacted by the reporting date and are expected to apply when the related deferred income tax asset is realized or the deferred income tax liability is settled.

Deferred income tax assets are recognized only to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilized.

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Deferred income tax is provided on temporary differences arising on investments in subsidiaries and associates, except for deferred income tax liability where the timing of the reversal of the temporary difference is controlled by the Group and it is probable that the temporary difference will not reverse in the foreseeable future.

Deferred income tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when the deferred income taxes assets and liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities where there is an intention to settle the balances on a net basis.

2.18 Employee benefits

Group companies operate various pension schemes. The schemes are generally funded through payments to insurance companies or trustee-administered funds, determined by periodic actuarial calculations. The Group has both defined benefit and defined contribution plans.

A defined contribution plan is a pension plan under which the Group pays fixed contributions into a separate entity. The Group has no legal or constructive obligations to pay further contributions if the fund does not hold sufficient assets to pay all employees the benefits relating to employee service in the current and prior periods.

A defined benefit plan is a pension plan that is not a defined contribution plan. Typically defined benefit plans define an amount of pension benefit that an employee will receive on retirement, usually dependent on one or more factors such as age, years of service and compensation. The liability recognized in the statement of financial position in respect of defined benefit pension plans is the present value of the defined benefit obligation at the end of the reporting period less the fair value of plan assets, together with adjustments for unrecognized past-service costs. The defined benefit obligation is calculated annually by independent actuaries using the projected unit credit method. The present value of the defined benefit obligation is determined by discounting the estimated future cash outflows using interest rates of high-quality corporate bonds that are denominated in the currency in which the benefits will be paid, and that have terms to maturity approximating to the terms of the related pension obligation. In countries where there is no deep market in such bonds, the market rates on government bonds are used.

Actuarial gains and losses arising from experience adjustments and changes in actuarial assumptions are charged or credited to other comprehensive income in the period in which they arise.

Past-service costs are recognized immediately in income, unless the changes to the pension plan are conditional on the employees remaining in service for a specified period of time (the vesting period). In this case, the past-service costs are amortized on a straight-line basis over the vesting period.

The Group’s main defined benefit plans are pension scheme plan in Norway and termination indemnity plan in Italy.

2.19 Provisions

Provisions for restructuring costs and legal claims are recognized when: the Group has a present legal or constructive obligation as a result of past events; it is probable that an outflow of resources will be required to settle the obligation; and the amount has been reliably estimated. Restructuring provisions comprise lease termination penalties and employee termination payments. Provisions are not recognized for future operating losses.

Where there are a number of similar obligations, the likelihood that an outflow will be required in settlement is determined by considering the class of obligations as a whole. A provision is recognized even if the likelihood of an outflow with respect to any one item included in the same class of obligations may be small.

Provisions are measured at the present value of the expenditures expected to be required to settle the obligation using a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the obligation.

2.20 Government grants

Government grants are initially recognized as deferred income at fair value when there is reasonable assurance that they will be received and the Group will comply with the conditions associated with the grant.

Grants that compensate the Group for expenses incurred are recognized in the income statement as income in the expense category the grant relates to on a systematic basis based on the conditions of the grant.

Grants that compensate the Group for the cost of an asset are recognized in income statement on a systematic basis over the useful life of the assets.

2.21 Trade Payables

Trade payables are obligations to pay for goods or services that have been acquired in the ordinary course of business from suppliers. Accounts payable are classified as current liabilities if payment is due within one year or less (or in the normal operating cycle of the business if longer). If not, they are presented as non-current liabilities.

Trade payables are recognized initially at fair value and subsequently measured at amortized cost using the effective interest method.

2.22 Other payables, other liabilities, accrued expenses and prepaid income

Other payables, other liabilities, accrued expenses and prepaid income are recognized initially at fair value and subsequently measured at amortized cost using the effective interest method.

2.23 Revenue recognition

Revenue comprises the fair value of the consideration received or receivable for the sale of services in the ordinary course of the Group’s activities. Revenue is shown net of value-added tax, returns, rebates and discounts and after eliminating sales within the Group.

The Group recognizes revenue when the amount of revenue can be reliably measured, it is probable that future economic benefits will flow to the Group and when specific criteria have been met for each of the Group’s activities as described below. The Group bases its estimates on historical results, taking into consideration the type of customer, the type of transaction and the specifics of each arrangement.

Revenues related to inbound teleservices are recognized at the time services are provided on a per-call basis. Revenues on outbound teleservices and debt collection are recognized at the time services are provided on either a per-call, per-sale or per-collection basis depending on the terms of the related contract. Revenues from other CRM services are recognized as services are provided. Generally service revenues are billed in the month following provision of related services. Contracts to provide call centre services typically do not involve fees related to customer set-up, initiation or activation.

Accrued income is recognized on incomplete activities where a fair assessment of the work achieved to date and the future cash inflows associated with it can be measured with reasonable accuracy.

2.24 Advertising costs

Advertising costs are charged to operations as incurred.

2.25 Dividend

(a) Dividend income

Dividend income is recognized when the right to receive payment is established.

(b) Dividend distribution

Dividend distribution to the Company’s shareholders is recognized as a liability in the Group’s financial statements in the period in which the dividends are approved by the Company’s shareholders.

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Note 3	Critical accounting estimates and judgements

Estimates and judgments are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances.

The Group makes estimates and assumptions concerning the future. The resulting accounting estimates will, by definition, seldom equal the related actual results. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are addressed below.

(a) Deferred tax assets

Deferred tax assets are recognized for all unused tax losses to the extent that it is probable that taxable profit will be available against which the losses can be utilized. Significant management judgment is required to determine the amount of deferred tax assets that can be recognized, based upon the likely timing and level of future taxable profits together with future tax planning strategies. The carrying value of recognized deferred tax assets as at December 31, 2012 was €3,540 thousand (2011: €5,088 thousand) (Note 9).

(b) Provisions for bad and doubtful debts

The Group continually monitors provisions for bad and doubtful debts; however a significant level of judgment is required by management to determine appropriate amounts to be provided. Management reviews and ascertains each debt individually based upon knowledge of the client, knowledge of the sector and other economic factors, and calculates an appropriate provision considering the time that a debt has remained overdue. At December 31, 2012, the provision for bad and doubtful debts was €1,785 thousand (2011: €2,905 thousand).

(c) Impairment of goodwill and intangible assets

The Company annually evaluates the carrying value of goodwill for potential impairment by comparing projected discounted cash flows (using a suitable discount rate) associated with such assets to the related carrying value. An impairment test is also carried out should events or circumstances change which may indicate that there may be need for impairment. An impairment loss would be recognized when the estimated future discounted cash flow generated by the asset is less than the carrying amount of the asset. An impairment loss would be measured as the amount by which the carrying value of the asset exceeds the recoverable amount.

The Group performed its annual impairment test of goodwill as at December 31, 2012. Please refer to Note 8 for further details. In the year ended December 31, 2012, an impairment loss was recorded in connection with goodwill (2011: € - thousand) and other intangible assets (2011: € 1,674 thousand) for an amount of €14,729 thousand and €5,912 thousand respectively. Changes in the assumptions and estimates used may have a significant effect on the income statement and statement of financial position.

(d) Pension assumptions

The liabilities of the defined benefit pension schemes operated by the Group are determined using methods relying on actuarial assumptions and estimates. Details of the key assumptions are set out in Note 20. The Group takes advice from independent actuaries relating to the appropriateness of the assumptions. Changes in the assumptions and estimates used may have a significant effect on the income statement and statement of financial position.

(e) Provisions

The Group recognizes a provision where there is a present obligation from a past event, a transfer of economic benefits is probable and the amount of costs of the transfer can be estimated reliably. The Group reviews outstanding legal cases following developments in the legal proceedings and at each reporting date, in order to assess the need for provisions and disclosures in its financial statements. Among the factors considered in making decisions on provisions are the nature of litigation, claim or assessment, the legal process and potential level of damages in the jurisdiction in which the litigation, claim or assessment has been brought, the progress of the case (including the progress after the date of the financial statements but before those statements are issued), the opinions or views of legal advisers, experience on similar cases and any decision of the Group’s management as to how it will respond to the litigation, claim or assessment.

Note 4	Financial instrument risk management objectives and policies

Like other internationally operating businesses, the Group is exposed to risks related to foreign exchange and interest. This note describes the Group’s objectives, policies and processes for managing these risks and the methods used to measure them. Further quantitative information in respect of these risks is presented throughout the financial statements.

The Group’s principal financial liabilities, other than derivatives, comprise of bank loans, trade and other payables and accruals and deferred income. The main purpose of these financial instruments is to raise finance for the Group’s operations. The Group has various financial assets consisting of trade and other receivables, prepayments and accrued income and cash and short term deposits which arise directly from its operations.

The main risks arising from the Group’s financial instruments are interest rate risk, liquidity risk, foreign currency risk and credit risk. The Board of Directors reviews and agrees policies for managing each of these risks which are summarized below. There have been no substantive changes in the Group’s exposure to financial instrument risks, its objectives, policies and processes for managing those risks or the methods used to measure them from the previous period unless stated in this note.

Management controls and procedures

The Board has overall responsibility for the determination of the Group’s risk management objectives and policies. It has delegated the authority for designing and operating the required processes that ensure the effective implementation of the objectives and policies to the Group’s treasury department. As such, the Group’s funding, liquidity and exposure to interest rate and foreign exchange rate risks are managed by the Group’s treasury department under policies approved by the Board of Directors.

Risk exposures are monitored and reported to management on a quarterly basis, together with required actions when tolerance limits are exceeded.

The overall objective of the Board is to set policies that seek to reduce risk as far as possible, without unduly affecting the Group’s competitiveness and flexibility. Further details regarding these policies are set out below.

For the presentation of market risks, IFRS 7 requires sensitivity analysis that shows the effects of hypothetical changes of relevant risk variables on the income statement and shareholders’ equity. Transcom is exposed to interest rate risk and liquidity risk, the periodic effects of which are determined by relating the hypothetical changes in the risk variables to the balance of financial instruments at the reporting date. It is assumed that the balance at the reporting date is representative for the year as a whole.

Interest rate risk

The Group’s exposure to the risk of changes in market interest rates relates primarily to the Group’s revolving credit facility.

The interest is calculated on each loan under the facility agreement for each term as the aggregate of the Interbank offered rate, plus a margin calculated on the basis of consolidated total net debt to consolidated EBITDA.

Consolidated EBITDA is defined as the consolidated profit (earnings) for any period of the Group before interest, income taxes, depreciation and amortisation.

56

Transcom Annual Report and Accounts 2012

Interest rate risk table

The following table demonstrates the sensitivity to a possible change in interest rates, with all other variables held constant, of the Group’s profit before tax (through the impact on floating rate borrowings). There is no impact on the Group’s equity.

2012	Increase/ (decrease) in basis, points	Effect on profit before tax, €000
Euro	10	(65)
US Dollar	10	(17)
Euro	(10)	65
US Dollar	(10)	17

2011	Increase/ (decrease) in basis, points	Effect on profit before tax, €000
Euro	10	50
US Dollar	10	17
Euro	(10)	(50)
US Dollar	(10)	(17)

Foreign currency risk

Foreign currency risk as defined by IFRS 7 arises on account of financial liabilities being denominated in a currency that is not the functional currency and being of a monetary nature, differences resulting from the translation of financial statements into the Group’s presentation currency are not taken into consideration. Relevant risk variables are generally all other non EUR currencies in which Transcom has financial instruments.

Certain entities within the Group have transactions in non-functional currencies and therefore the Group has transactional currency exposures. Such exposures arise from sales by an operating unit in currencies other than the Group’s presentation currency. In 2012, 54% (2011: 47%) of the Group’s sales were denominated in currencies other than the presentation currency of the Group. These exposures are not hedged as they constitute translation risk rather than a cash flow exposure.

Foreign currency risk table

The following table demonstrates the sensitivity to a reasonably possible change in the currencies the Group is most exposed to, with all other variables held constant, of the Group’s profit before interest, tax, depreciation and amortization and the impact on the net profit. Exposures in other currencies have an immaterial impact.

2012	Increase/ (decrease) in Euro rate	Effect on EBITDA €000	Effect on net income €000
US Dollar	10%	131	(300)
Swedish Krona	10%	571	560
Norwegian Krona	10%	21	100
Great Britain Pound	10%	(125)	(250)
US Dollar	(15%)	(196)	450
Swedish Krona	(15%)	(856)	(840)
Norwegian Krona	(15%)	(32)	(150)
Great Britain Pound	(15%)	187	375

2011	Increase/ (decrease) in Euro rate	Effect on EBITDA €000	Effect on net income €000
US Dollar	10%	1,144	1,281
Swedish Krona	10%	(1,040)	(258)
Norwegian Krona	10%	(37)	32
Great Britain Pound	10%	142	165
US Dollar	(15)%	(2,221)	(2,487)
Swedish Krona	(15)%	2,020	501
Norwegian Krona	(15)%	72	(61)
Great Britain Pound	(15)%	(275)	(320)

Interest income and interest expense from financial instruments can be recorded in either the functional or non-functional currency and therefore could be affected by exchange rate movements.

Credit risk

With respect to credit risk arising from the financial assets of the Group, which comprise balances from credit sales and cash and cash equivalents, the Group’s exposure to credit risk arises from default of the counterparty, with a maximum exposure equal to the carrying value of these instruments.

Prior to accepting new accounts and wherever practicable, credit checks are performed using a reputable external source. Credit risk is reviewed monthly by senior management based on the aged debt reports, and corrective action is taken if pre-agreed limits are exceeded.

This risk of default of a customer is considered to be small based on historical default rates and credit checks. However, if needed, appropriate provisions are made in accordance with Group policy. Nothing is held as collateral against this risk as it is not deemed necessary.

Further analysis on gross trade debtors, provisions and ageing of net trade debtors are provided in Note 10. The maximum exposure to credit risk is represented by the carrying amount of each financial asset on the statement of financial position.

Liquidity risk

Liquidity risk arises from the Group’s management of its working capital as well as the finance charges and principal repayments on its debt instruments. In essence, it is the risk that the Group will encounter difficulty in meeting its financial obligations as they fall due.

The Group monitors this risk using a consolidated cash flow model in order to identify peaks and needs in liquidity and identify benefits which can be attained by controlled placement and utilization of available funds.

A significant mitigating factor of the Group’s liquidity risk is the unused proportion of the revolving credit facility agreement as disclosed in note 17. The unused proportion as at December 31, 2012 was €21.7 million (December 31, 2011: €44 million).

The table below summarizes the maturity profile of the Group’s financial liabilities as at December 31, 2012, based on contractual undiscounted payments.

Year ended December 31, 2012

€000	<3 months	3–12 months	1–5 years	>5 years	Total
Borrowings	—	10,000	70,530	—	80,530
Trade and other payables	111,117	—	—	—	111,117

Year ended December 31, 2011

€000	<3 months	3–12 months	1–5 years	>5 years	Total
Borrowings	—	—	65,286	—	65,286
Trade and other payables	100,108	—	—	—	100,108

57

Transcom Annual Report and Accounts 2012

Capital management

The primary objective of the Group’s capital management is to ensure that it maintains a strong credit rating and healthy capital ratios in order to support its business and maximize shareholder value.

The Group manages its capital structure and makes adjustments to it, in light of changes in economic conditions. To maintain or adjust the capital structure, the Group may adjust the dividend payment to shareholders, return capital to shareholders or issue new shares. No changes were made in the objectives, policies or processes during the years ended December 31, 2012 and December 31, 2011.

The Group monitors capital using a return on capital employed ratio, which is profit before interest, tax and amortisation divided by total assets less current liabilities. The Group’s policy is to ensure that the ratio follows predicted patterns based on previous year’s results, and is in accordance with forecasted results.

The table below summarizes the ratio as at December 31, 2012 and December 31, 2011.

€ 000	2012	2011
		Restated
Profit/(loss) before interest, tax and amortisation	6,901	(26,221)
Total assets	358,132	377,371
Current liabilities	(138,465)	(123,524)

Capital employed	219,667	253,847

Return on capital employed	3.14%	(10.3%)

Set out below is a comparison by category of carrying amounts and fair values of all of the Group’s financial instruments. There are no discontinued operations.

	Carrying amount		Fair value
€ 000	2012	2011	2012	2011
		Restated		Restated
Financial assets
Cash and cash equivalents	42,600	52,076	42,600	52,076
Trade and other receivables	114,976	104,837	114,976	104,837
Prepaid expenses and accrued income	29,685	25,300	29,685	25,300
Derivative financial instruments	—	—	—	—
Financial liabilities
Borrowings	80,530	65,286	81,674	67,003
Leasing and other similar obligation	209	315	209	315
Derivative financial instruments	—	272	—	272
Trade and other payables	111,117	100,108	111,117	100,108

58

Transcom Annual Report and Accounts 2012

Note 5	Segmental information

In line with IFRS 8 – Operating Segments, the segmental reporting bases used by the Group are those which are reported to the Chief Operating Decision Maker.

In 2012, the management changed the structure of the internal organization of the Group in a manner that has caused the composition of the Group reportable segments to change, compared to the prior financial year. Consequently, the corresponding items of segment information for the year ended 31 December 2011 have been restated. Since 2012, revenue is reported in the segment in which it is delivered whereas it used to be reported in the segment of the lead contractor.

For management purposes the business is considered from a service perspective where management separately considers multi-language customer relationship management products and services (“CRM”) and credit management services (“CMS”). The Group reportable segments are composed as follows:

•	CRM North America & Asia Pacific: Canada, the Philippines, USA, the United Kingdom and Australia;

•	CRM Central Europe: Austria, Belgium, Croatia, Germany, Hungary, Luxembourg, the Netherlands, Poland, Slovakia and Switzerland;

•	CRM Iberia: Chile, Peru, Portugal and Spain;

•	CRM North: Denmark, Norway, Sweden, Estonia, Latvia and Lithuania;

•	CRM South: France, Italy and Tunisia;

•	CMS: Austria, the Czech Republic, Germany, the United Kingdom, Poland, Denmark, Norway and Sweden.

2012	CRM						CMS	Total
€ 000	North America & Asia Pacific	Central Europe	Iberia	North	South	Total CRM	Total CMS	Group
Revenue
Total segment revenue	114,512	69,067	119,791	168,043	106,680	578,092	56,043	634,135
Inter-segment revenue	(2,381)	(11,245)	(358)	(5,684)	(8,144)	(27,811)	(742)	(28,554)

Revenue from external customers	112,131	57,822	119,433	162,359	98,536	550,281	55,301	605,581

Gross profit	27,072	11,327	24,297	24,353	11,180	98,228	13,604	111,832

EBITA*	(1,318)	(1,455)	5,252	4,780	(4,264)	2,994	3,906	6,901

Amortization								(3,895)
Intangible assets impairment								(20,641)
Finance income								366
Finance costs								(6,320)
Income taxes								(6,975)
Profit/(loss) after tax								(30,564)

*	Earnings before interest, taxes and amortisation

2011 (Restated)	CRM						CMS	Total
€ 000	North America & Asia Pacific	Central Europe	Iberia	North	South	Total CRM	Total CMS	Group
Revenue
Total segment revenue	100,599	65,336	108,896	145,526	99,952	520,309	59,044	579,353
Inter-segment revenue	(2,268)	(9,734)	19	(5,022)	(7,357)	(24,362)	(922)	(25,284)

Revenue from external customers	98,331	55,602	108,915	140,504	92,595	495,947	58,122	554,069

Gross profit	18,527	10,528	20,423	23,919	5,930	79,327	16,407	95,734

EBITA*	(16,613)	(2,711)	3,127	4,768	(17,029)	(28,458)	2,237	(26,221)

Amortization								(2,819)
Finance income								1,393
Finance costs								(4,361)
Income taxes								(18,350)
Profit/(loss) after tax								(50,358)

*	Earnings before interest, taxes and amortisation

Inter-segment transfers are priced along the same lines as sales to external customers, with an appropriate discount being applied to encourage use of Group resources at a rate acceptable to local tax authorities.

Revenue from two single customers and arising from sales by both the CRM and CMS segments amounted to €106,746 thousand (2011: €94,419 thousand) and €58,344 thousand (2011: €45,463 thousand) respectively.

59

Transcom Annual Report and Accounts 2012

Note 6	Significant disposals and restructuring

Disposals – 2010

In 2010, Transcom’s Board of Directors approved the disposal of two French sites located in Roanne and Tulle. The transactions were reflected in the Group’s financial statements for the year-ended December 31, 2010 as a charge of €19.4 million. This amount included a charge of €10.0 million which corresponds to the funding provided to the acquirers in order to manage the takeover (€7.6 million) as well as the transition costs (€2.4 million), and a charge of €9.4 million related to the provisioning of contracts which are either discontinued or considered onerous as a consequence of this operation.

In April and June 2011, Transcom entered into a definitive agreement to sell these sites and transfered ownership of the site and its business. This transaction follows the positive completion of the information/consultation procedure with employee representatives. Cash outflow for these operations amounted to €8.7 million comprising the funding and the amount of accruals related to transferred employees.

As at December 31, 2012, the residual provision amounts to €3,389 thousand (2011: €7,219 thousand) and is reported under the caption provision for onerous contracts in the amount of €2,499 thousand (2011: €5,879 thousand) and other provision in the amount of €1,340 thousand (2011:€1,340 thousand).

Restructuring programs – 2011 and 2012

In June 2011, Transcom entered into a restructuring program through which 4 sites were closed in Canada and other sites were consolidated in NAAP, North, Iberia, South and Central Europe regions. The program consisted of restructuring and non-recurring costs amounting to €32.812 million.

During the second quarter of 2012, four sites in North America were closed and capacity was transferred to the Philippines. The cost to close these sites amounted to €5,270 thousand, out of which restructuring costs amounted to €3,699 thousand, other non-recurring costs amounted to €959 thousand and are reported as other accruals under the caption “trade and other payables” and €612 thousand corresponded to write offs of tangible assets. The transfer of capacity to the Philippines resulted in a reversal of €3,938 thousand of the onerous lease provision recorded in 2011 as well as in other reversals of €769 thousand, totalling €4,707 thousand.

During the fourth quarter of 2012, the Company launched another restructuring program aiming at reorganizing central support teams. This program consisted of restructuring and non-recurring costs amounting to €1,870 thousand, of which restructuring costs amounted to €1,255 thousand and non-recurring costs amounted to €615 thousand.

These programs are reflected as follows in the consolidated income statement:

€ 000	2012	2011
Consolidated income statement
Total expenses recognized within ‘Cost of sales’	612	2,574
Total expenses recognized within ‘Other expenses’	1,574	12,071
Total expenses recognized within ‘Restructuring costs’	247	18,167

Total	2,433	32,812

As at December 31, 2012, the residual provision relating to these restructuring programs amounts to €5,564 thousand (2011: €13,222 thousand) and is included in the caption provision for restructuring in the amount of €4,902 thousand (2011: €6,869 thousand) and provision for onerous contracts in the amount of €662 thousand (2011: €6,353 thousand) as detailed in note 19.

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Transcom Annual Report and Accounts 2012

Note 7	Property, plant and equipment

€ 000	Telephone switch	Fixtures and fittings	Computer hardware and software	Office improvements	Total
COST
As at January 1, 2012	36,204	24,962	50,832	21,120	133,118
Additions	856	1,744	4,808	1,122	8,530
Disposals/write-off	(524)	(255)	(1,006)	(540)	(2,325)
Transfers	(763)	231	(106)	—	(638)
Exchange differences	359	376	116	630	1,481

As at December 31, 2012	36,132	27,058	54,644	22,332	140,166

ACCUMULATED DEPRECIATION
As at January 1, 2012	(34,083)	(22,202)	(47,549)	(16,898)	(120,732)
Depreciation charge for the year	(1,505)	(1,592)	(2,201)	(1,761)	(7,058)
Disposals/write-off	504	255	1,005	528	2,292
Transfers	763	(17)	106	(214)	638
Exchange differences	(290)	(245)	(16)	(236)	(787)

As at December 31, 2012	(34,611)	(23,801)	(48,655)	(18,581)	(125,648)

Net book value as at December 31, 2012	1,521	3,257	5,989	3,751	14,518

€ 000	Telephone switch	Fixtures and fittings	Computer hardware and software	Office improvements	Total
COST
As at January 1, 2011	42,524	25,865	47,421	23,195	139,005
Additions	434	698	3,397	592	5,121
Disposals/write-off	(3,686)	(3,007)	(3,114)	(692)	(10,499)
Transfers	(3,487)	1,470	2,709	(758)	(66)
Exchange differences	419	(64)	419	(1,217)	(443)

As at December 31, 2011	36,204	24,962	50,832	21,120	133,118

ACCUMULATED DEPRECIATION
As at January 1, 2011	(38,082)	(21,591)	(43,637)	(16,556)	(119,866)
Depreciation charge for the year	(2,523)	(1,703)	(2,879)	(1,891)	(8,996)
Disposals/write-off	3,552	2,918	2,989	546	10,005
Transfers	3,504	(1,916)	(2,636)	1,114	66
Exchange differences	(534)	90	(1,386)	(111)	(1,941)

As at December 31, 2011	(34,083)	(22,202)	(47,549)	(16,898)	(120,732)

Net book value as at December 31, 2011	2,121	2,760	3,283	4,222	12,386

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Transcom Annual Report and Accounts 2012

Note 8	Intangible assets

€ 000	Goodwill	Customer relationships	Development cost	Others	Total
COST
As at January 1, 2012	154,795	26,333	9,680	2,234	193,042
Additions	—	—	457	366	823
Transfers	50	—	—	(50)	—
Exchange differences	117	(207)	—	(17)	(107)

As at December 31, 2012	154,962	26,126	10,137	2,533	193,758

ACCUMULATED AMORTISATION AND IMPAIRMENT
As at January 1, 2012	—	(12,487)	(6,854)	(2,019)	(21,360)
Amortization charge for the year	—	(2,781)	(1,114)	(130)	(4,025)
Impairment charge	(14,729)	(5,912)	—	—	(20,641)
Exchange differences	—	164	—	25	189

As at December 31, 2012	(14,729)	(21,016)	(7,968)	(2,124)	(45,837)

Net book value as at December 31, 2012	140,233	5,110	2,169	409	147,921

COST
As at January 1, 2011	152,088	24,677	9,158	4,403	190,326
Additions	—	—	—	120	120
Disposals/write-off	—	—	(3,332)	—	(3,332)
Transfers	—	1,205	3,854	(2,199)	2,860
Exchange differences	2,707	451	—	(90)	3,068

As at December 31, 2011	154,795	26,333	9,680	2,234	193,042

ACCUMULATED AMORTISATION AND IMPAIRMENT
As at January 1, 2011	—	(9,091)	(5,530)	(885)	(15,506)
Amortization charge for the year	—	(2,819)	(1,786)	(36)	(4,641)
Disposals/write-off	—	—	1,658	—	1,658
Transfers	—	(577)	(1,196)	(1,087)	(2,860)
Exchange differences	—	—	—	(11)	(11)

As at December 31, 2011	—	(12,487)	(6,854)	(2,019)	(21,360)

Net book value as at December 31, 2011	154,795	13,846	2,826	215	171,682

Amortization expenses of €130 thousand (2011: €1,822 thousand) have been charged to cost of sales and €3,895 thousand (2011: €2,819 thousand) has been charged to other expenses (Note 23).

Transcom Annual Report and Accounts 2012

Goodwill

Impairment testing for cash generating units containing goodwill

For the purpose of impairment testing, goodwill is allocated to the Group’s operating divisions which represent the lowest level within the Group at which the goodwill is monitored for internal management purposes, which is not higher than the Group’s operating segments as reported in note 5.

The aggregate carrying amount of goodwill allocated to each unit is as follows:

€ 000	Carrying value as of December 31, 2012 (before impairment)*	Impairment	Carrying value as of December 31, 2012	Carrying value as of December 31, 2011
CRM North	36,216	—	36,216	52,595
CRM Central Europe	1,131	—	1,131	47,718
CRM Iberia	10,120	—	10,120	10,120
CRM North America & Asia Pacific	43,046	—	43,046	44,362
CMS	64,449	(14,729)	49,720	—

	154,962	(14,729)	140,233	154,795

*	As explained in Note 5, in 2012, the management changed the structure of the internal organization of the Group in a manner that has caused the composition of the Group reportable segments to change, compared to the prior financial year. Consequently, the carrying value of the goodwill allocated to each operating division has been modified compared to the prior financial year in order to reflect the new Group structure.

Value in use was determined by discounting the future cash flows generated from the continuing use of the units and it was concluded that the fair value less cost to sell did not exceed the value in use.

The calculation of the value in use was based on the following key assumptions:

•	Cash flows were projected based on past experience, actual operating results and the 3-year financial plans approved by the Board of Directors. Beyond the specifically forecasted period of three years, the Company extrapolates cash flows for the remaining years based on estimated constant growth rates ranging from 1.75% to 2.25% (2011: 1.6% to 2.5%) depending on management’s understanding of the market in the region in which the unit is based. The anticipated annual revenue growth included in the cash-flow projections has been based on historical experience and expectations of future changes in the market conditions. Market conditions take into account the nature of risk within geographical markets and management’s estimations of change within these markets. These rates do not exceed the average long-term growth rates for the relevant markets.

•	Pre-tax discount rates ranging from 9.6% to 11.9% (2011: 10.8% to 15.2%) were applied in determining the recoverable amounts of the units. The discount rates were estimated based on past experience, industry average weighted cost of capital and Group’s industry related beta adjusted to reflect management’s assessment of specific risks related to the unit.

In general, as was already observed in 2011, the impairment tests for 2012 were to a large extent affected by the global economic slowdown and the continued revenue erosion which significantly reduced the estimated recoverable amounts of the different cash-generating units compared to prior year. In spite of the various recovery actions taken by the Company, the future development is still uncertain, including the development in market prices and demand, cost and efficiency development.

Based on the results of the testing, the management of the Group has recognised an impairment charge of €14,729 thousand in 2012 (2011: nil).

For North, Central Europe and Iberia units, reasonably possible changes in key assumptions (such as discount rates, revenue growth and terminal growth rate) would not trigger any impairment loss to be recognized. For North America & Asia Pacific, the estimated recoverable amount exceeded the carrying value by less than 1 percent. As a consequence, any negative change in key assumptions, including change in price, volume, cost, discount rate and future capital expenditure would cause the estimated recoverable amounts to decline below carrying value and therefore would trigger an impairment charge in the income statement.

Customer relationships and development costs

Customer relationships mainly consist of intangible assets that were identified during the past acquisitions based on the discounted cash flows expected to be derived from the use and eventual sale of the asset, determined at the date of acquisition. As at December 31, 2012 and December 31, 2011 these assets were tested for impairment. Based on the results of the testing, the management has recognised an impairment charge of €5,912 thousand in 2012 (2011: nil).

Development costs consist of amounts identified by management where it is considered that technological and economical feasibility exists, usually determined by reference to the achievement of defined milestones according to an established project management model. These costs relate to development of assets for the use in the Group. As at December 31, 2012 and December 31, 2011 these assets were tested for impairment. Based on the results of the testing, the management has recognised no impairment charge in 2012 (2011: €1,674 thousand).

Transcom Annual Report and Accounts 2012

Note 9	Deferred income tax

The movement in deferred income tax assets and liabilities during the year, without taking into consideration the offsetting balances within the same tax jurisdictions, is as follows:

Deferred tax assets

€ 000	Property, plant and equipment	Tax losses	Others	Total
Opening balance as at January 1, 2012	1,158	3,325	605	5,088
Income statement movement	(1,060)	(418)	(81)	(1,559)
Tax relating to components of other comprehensive income	—	5	6	11

Closing balance as at December 31, 2012	98	2,912	530	3,540

Opening balance as at January 1, 2011	1,172	3,880	502	5,554
Income statement movement	(14)	(555)	103	(466)

Closing balance as at December 31, 2011	1,158	3,325	605	5,088

Deferred tax liabilities

€ 000	Property, plant and equipment	Intangible assets	Others	Total
Opening balance as at January 1, 2012	200	3,694	1,448	5,342
Income statement movement	247	(2,495)	(433)	(2,681)
Tax relating to components of other comprehensive income	—	—	—	—
Exchange differences	—	(43)	32	(11)

Closing balance as at December 31, 2012	447	1,156	1,047	2,650

Opening balance as at January 1, 2011	3	4,108	2,700	6,811
Income statement movement	197	(672)	(1,088)	(1,563)
Tax relating to components of other comprehensive income	—	—	(166)	(166)
Exchange differences	—	258	2	260

Closing balance as at December 31, 2011	200	3,694	1,448	5,342

Deferred tax assets are recognized for tax losses carried forward to the extent that the realization of the related tax benefit through future taxable profit is probable. The Group did not recognize deferred tax assets of €55,448 thousand (2011: €27,088 thousand) in respect of losses amounting to €192,100 thousand (2011: €93,572 thousand) which do not expire.

No deferred tax liability was recognized in respect of €133,069 thousand (2011: €119,742 thousand) of unremitted earnings of subsidiaries because the Group was in a position to control the timing of the reversal of the temporary differences and it was unlikely that such differences would reverse in a foreseeable future.

Note 10	Trade and other receivables

€ 000	2012	2011
Trade receivables	91,612	89,220
Less: provision for impairment of trade receivables	(1,785)	(2,905)

Trade receivables-net	89,827	86,315
Other receivables	25,149	18,522

Total trade and other receivables	114,976	104,837

Other receivables includes VAT recoverable €3,848 thousand (2011: €Nil thousand), amounts due from Public authorities €8,019 thousand (2011: €9,053 thousand) and amounts receivable for CMS performance contracts €10,160 thousand (2011: €8,174 thousand).

The carrying value less impairment of trade receivables is assumed to approximate their fair values.

Provision for impairment of trade receivables is as follows:

€ 000	2012	2011
As at January 1	(2,905)	(1,634)
Provision (made)/reversed during the year	1,120	(1,271)

As at December 31	(1,785)	(2,905)

The following table provides an overview of the ageing of trade receivables:

	Total	<30 days	30-60 days	60-90 days	90-120 days	>120 days
2012	89,827	86,341	1,814	393	584	695
2011	86,315	80,170	3,561	1,139	1,008	437

The Group operates in several jurisdictions and payment terms vary upon this, and also vary on a client by client basis. Therefore, based upon the maximum payment terms, trade receivables of €3,486 thousand are past due more than 30 days but not provided for (2011: €6,145 thousand). These relates to a number of independent customers for whom there is no recent history of default. Details of credit risk are included in note 4.

Note 11	Prepaid expenses and accrued income

€ 000	2012	2011
Prepaid expenses	10,268	8,560
Accrued income	19,417	16,740

	29,685	25,300

Transcom Annual Report and Accounts 2012

Note 12	Derivative financial instruments

€ 000	2012	2011
Foreign exchange forwards and swaps-held for trading	—	(272)
Foreign exchange forwards and swaps-cash flow hedging	—	—

Total	—	(272)

a) Forward foreign exchange contracts. There are no derivatives outstanding as at December 31, 2012.

As of December 31, 2011, the following derivatives were outstanding:

•	1 swap EUR/USD with nominal value of USD 4.2 million maturing on March 30, 2012

•	1 forward EUR/NOK with nominal value of NOK 7 million maturing on January 31, 2012

These derivatives are recognized through the consolidated income statement as they are designated as trading instruments and do not qualify for hedge accounting under IAS 39.

The fair value of all derivatives has been calculated using the open market value, being level 2 in the hierarchy of valuation under IAS 39.

Note 13	Equity

Authorized capital

Number 000	2012	2011
Class A voting shares of €0.043 nominal value (2011: €0.43 nominal value)	710,000	710,000
Class B non-voting shares of €0.043 nominal value (2011: €0.43 nominal value)	710,000	710,000

Ordinary shares issued and fully paid

Class A shares	Number 000	Value € 000
As at January 1, 2011	36,685	15,775

Share capital decrease	—	(14,198)
Share capital increase	586,083	25,202

As at December 31, 2011	622,768	26,779

As at January 1, 2012	622,768	26,779
Share capital decrease	—	—
Share capital increase	—	—

As at December 31, 2012	622,768	26,779

Class B shares	Number 000	Value € 000
As at January 1, 2011	36,681	15,773

Share capital decrease	—	(14,196)
Share capital increase	586,083	25,202

As at December 31, 2011	622,764	26,779

Class B shares	Number 000	Value € 000
As at January 1, 2012	622,764	26,779
Share capital decrease	—	—
Share capital increase	—	—

As at December 31, 2012	622,764	26,779

Total as at December 31, 2011	1,245,532	53,558

Total as at December 31, 2012	1,245,532	53,558

As of December 31, 2012 the share capital amounts to EUR 53,558 thousand (December 31, 2011: EUR 53,558 thousand). The share capital is divided into 622,768 thousand Class A voting shares (December 31, 2011: 622,768 thousand), with a nominal value of EUR 0.043 each, and 622,764 thousand Class B non voting shares (December 31, 2011: 622,764 thousand), with a nominal value of EUR 0.043 each. All shares are fully paid.

Share capital

Each Class A share has one vote attached and has the right to receive dividends as shown below. Each Class B share has no voting rights attached and has the right to receive dividends as shown below.

Dividends

Dividends may be paid in Euros or in the Company’s shares or otherwise as the Board may determine in accordance with the provisions of the Luxembourg Companies Act. The Transcom WorldWide Class B Shares are entitled to the greater of (i) a preferred dividend corresponding to 5% of the nominal value of the Class B non voting shares in the Company; and (ii) 2% of the overall dividend distributions made in a given year. Any balance of dividends must be paid equally on each Transcom WorldWide Class A and Transcom WorldWide Class B Share.

No cumulative preferred dividend was paid to Class B shareholders in relation to the 2011 financial year. According to article 46 (2) of Luxembourg law on commercial companies dated 10 August 1915, as amended, Class B shareholders may obtain voting rights if, despite the existence of distributable profits, the Company does not distribute the preferred dividends for a period of two consecutive years. Given that there were distributable profits in 2011 but not in 2012, article 46 (2) is not applicable this year and Class B shareholders will therefore not receive voting rights. Class B shareholders’ right to the preferred dividend is cumulative. Even though there are no distributable profits available in a given year, the preferred dividend right continues to accrue, and Class B shareholders will have a right to recover their minimum preferred dividend right in future profitable years, even for the financial years in which there were no distributable profits available.

Nature and purpose of reserves

Legal reserve

In accordance with statutory requirements in Luxembourg, the parent Company must maintain reserves not available for distribution. The parent Company is required under Luxembourg law to transfer 5% of its annual net profits to a restricted legal reserve until such reserve amounts to 10% of the subscribed share capital. Similar restrictions are applicable for some of the subsidiaries.

Retained earnings

The Luxembourg Companies Act provides that the parent Company’s own earnings, after allocation to its legal reserve and after covering losses for previous years, shall be available for distribution to shareholders.

The shareholders have the authority to declare dividends, upon the recommendation of the Board of Directors, out of retained earnings of the parent Company subject to the Luxembourg Companies Act. The Articles provide the Board of Directors with the general authority to make dividend payments in advance of shareholder approval and to fix the amount and the payment date of any such advance dividend payment. Dividends declared by the Board of Directors are subject to the approval of the shareholders at the next general meeting of shareholders.

Transcom Annual Report and Accounts 2012

Equity-based payment reserve

The equity-based payment reserve is used to record the value of equity-settled payments provided to certain employees, including key management personnel, as part of their remuneration package (note 15).

Foreign currency translation reserve

The foreign currency translation reserve is used to record exchange differences arising from the translation of the financial statements of subsidiaries reporting in a non-functional currency.

Cash flow hedge reserve

The cash flow hedge reserve is used to record the effective element of financial instruments, carried at fair value, designated as hedging instruments.

Treasury shares reserve

The treasury shares reserve is used to record purchases of the Company’s own shares from the market.

Actuarial reserve

The pension reserve is used to record actuarial losses and gains on post employment benefit obligation plans (Note 20).

Note 14	Other reserves

The movement of other reserves during the year was as follows;

€ 000	Cash flow hedge reserve	Actuarial reserve	Treasury shares reserve	Other non distri- butable reserve	Total other reserves
Balance as at January 1, 2011	336	(212)	(86)	—	38
Other comprehensive income, net of tax	(336)	251	—	—	(85)

Total comprehensive income for the year	(336)	251	—	—	(85)

Transactions with owners
Share capital decrease	—	—	—	28,393	28,393
Purchase of treasury shares			(48)		(48)

Total transaction with owners	—	—	(48)	28,393	28,345

Balance as at December 31, 2011	—	39	(134)	28,393	28,298

€ 000	Cash flow hedge reserve	Actuarial reserve	Treasury shares reserve	Other non distri- butable reserve	Total other reserves
Balance as at January 1, 2012	—	39	(134)	28,393	28,298
Other comprehensive income, net of tax	—	(388)	—	—	(388)

Total comprehensive income for the year	—	(388)	—	—	(388)

Transactions with owners
Share capital decrease	—	—	—	—	—
Purchase of treasury shares	—	—	—	—	—

Total transaction with owners	—	—	—	—	—

Balance as at December 31, 2012	—	(349)	(134)	28,393	27,910

Note 15	Share-based payments

Share option agreement

In 2006, the Company granted options to key management employees and executive officers of the Company to purchase shares in the Company. The options were granted for a fixed number of shares and at a fixed exercise price that was equal to the estimated fair market value on the date of grant. Each option vests in three equal parts: the first after one year, the second after two years and the third after three years. These share options vested on June 30, 2007, June 30, 2008 and June 30, 2009, and can be exercised up to June 30, 2012. The share options have been valued at the start date of the plan and in accordance with IFRS have not been re-valued as no significant changes to the contents or rules of the plan have been made. The value of the plan has been apportioned equally over the total period of the plan and provisions were made as necessary through the income statement. The expense recognized in the consolidated income statement for share options was nil at December 31, 2012 (2011: nil).

The right to exercise the share options expired on June 30, 2012 and no shares were granted, exercised, forfeited or cancelled during the year (2011: nil). As of December 31, 2012 the number of share options outstanding amounted to nil (2011: 537,000).

Long-term incentive plan 2010 (“2010 LTIP”)

In May 2010, at the Annual General Meeting, the 2010 LTIP was approved. This plan consists of two elements, a performance share plan (“performance element”) and a matching share award plan (“loyalty element”). This LTIP was granted to Transcom’s executives and the grant date was determined to be July 1, 2010.

The shares awarded under the performance element vest over a three year period, subject to market conditions based on the “total shareholder return”, and performance conditions related to Transcom’s EBITDA and earnings per share. The achievement of a certain level of each condition, measured at each vesting date, yields a specific percentage of shares awarded to each employee at the grant date. For the 2010 LTIP, the shares granted vest 15% on December 31, 2010, 20% on December 31, 2011 and 65% on December 31, 2012.

The loyalty element requires eligible employees to invest a certain percentage of their salary in shares of the Company on the market in order to receive potential matching shares. The shares awarded under this plan vest at the end of a three year period.

The value of the plan is apportioned equally over the total period of the plan and charged as necessary through the income statement.

At December 31, 2011, due to the performance of Transcom, no award vested for 2011 and the likelihood of any award vesting in 2011-2013 has been assessed as unlikely. As a consequence, the share option reserve of 342 thousand EUR related to the 2010 LTIP has been fully reversed through the income statement as of December 31, 2011. In May 2012 the 2010 LTIP has been replaced by the 2012 LTIP.

Long-term incentive plan 2011 (“2011 LTIP”)

In May 2011, at the Annual General Meeting, the 2011 LTIP was approved. This plan is similar to the 2010 LTIP and consists of two elements, a performance share plan (“performance element”) and a matching share award plan (“loyalty element”). This LTIP was granted to Transcom’s executives and the grant date was determined to be January 1, 2011.

The shares awarded under the performance element vest over a three year period, subject to market conditions based on the “total shareholder return”, and performance conditions related to Transcom’s EBITDA and earnings per share. The achievement of a certain level of each condition, measured at each vesting date, yields a specific percentage of shares awarded to each employee at the grant date. For the 2011 LTIP, the shares granted vest 15% on December 31, 2011, 20% on December 31, 2012 and 65% on December 31, 2013.

The loyalty element requires eligible employees to invest a certain percentage of their salary in shares of the Company on the market in order to receive potential matching shares. The shares awarded under this plan vest at the end of a three year period.

The value of the plan is apportioned equally over the total period of the plan and charged as necessary through the income statement.

66

Transcom Annual Report and Accounts 2012

At December 31, 2011, as a consequence of the performance of Transcom, the likelihood of any award vesting in 2012-2014 has been assessed as unlikely. As a consequence, the share option reserve related to the 2011 LTIP was nil. In May 2012 the 2011 LTIP has been replaced by the 2012 LTIP.

Long-term incentive plan 2012 (“2012 LTIP”)

In May 2012, at the Annual General Meeting, the 2012 LTIP was approved. This plan consists of two elements, a performance share plan (“performance element”) and a matching share award plan (“loyalty element”). This LTIP was granted to Transcom’s executives and the grant date was determined to be May 30, 2012.

The shares awarded under the performance element vest over a three year period, subject to market conditions based on the “total shareholder return”, the average normalized EBIT and average normalized seat utilization ratio. The achievement of a certain level of each condition, measured at each vesting date, yields a specific percentage of shares awarded to each employee at the grant date.

The loyalty element requires eligible employees to invest a certain percentage of their salary in shares of the Company on the market in order to receive potential matching shares. The shares awarded under this plan vest at the end of a three year period.

The value of the plan is apportioned equally over the total period of the plan and charged as necessary through the income statement. The expense recognized in the consolidated income statement as at December 31, 2012 with respect to 2012 LTIP amounted to € 42 thousand.

The 2012 LTIP replaced both the 2010 LTIP and 2011 LTIP.

Movements during the year

The following table illustrates the number and movements in share awards during the year:

LTIP	2010	2011	2012
Outstanding at 1 January 2012	907,428	1,127,332	—
Granted during the year	—	—	1,803,612
Cancelled during the year	(907,428)	(1,127,332)	—

Outstanding at 31 December 2012	—	—	1,803,612

Note 16	Dividends paid and proposed

	2012	2011
Declared and paid during the year (€ thousands)	—	69
Dividend per share (€)	—	0.0022

On 25 May 2011, further to the proposal of the Board of Directors, the Annual General Meeting approved the preferred dividend in relation to year 2010 in the amount of €0.0022 per share to Class B Transcom shareholders in accordance with article 21 of the Company’s Article of Association. The Annual General Meeting held on May 30, 2012 did not declare any dividend in relation to the financial year 2011. According to the applicable laws, the Class B shareholders are entitled to annual cumulative preferred dividends for 2011 and 2012 totaling a minimum of €2,678 thousand. The Annual General Meeting to be held on May 29, 2013 will determine whether any dividends are to be paid.

Note 17	Borrowings

	2012 Local currency (000)	2012 € 000	2011 Local currency (000)	2011 € 000
Euro	65,000	65,000	50,000	50,000
US Dollar	22,000	16,674	22,000	17,003
Unamortised transaction costs (€ 000)	(1,144)	(1,144)	(1,717)	(1,717)

		80,530		65,286

The Company has a 3 year syndicated credit facility for an amount of €112.5 million divided into a € 50 million term loan and a € 62.5 million revolving credit facility. The interest rates are based on IBOR for non-Euro drawings and EURIBOR for Euro drawings plus margins which may vary based on the Transcom’s Consolidated Net Debt to Consolidated EBITDA ratio at the end of each quarter. The facility is due to expire on 18 October 2014. The facility is multi-currency with elements denominated in Euros. The Company is committed under this agreement to maintaining a number of covenants requiring certain financial ratios to be maintained within agreed limits in order to provide sufficient security to the lender. There was no breach of these covenants during the year. The loan is unsecured. In December 2012 the credit facility was amended to provide greater flexibility to the Group, whilst reducing the total facility by €12.5 million from €125 million to €112.5 million.

As of December 31, 2012, an amount of €65 million and US$ 22 million was drawn (December 31, 2011: €50million and US$ 22 million). The table above shows the drawn amounts in each of the currencies utilized by the Group. In addition, an equivalent of €9.1million of the facility is utilized to cover the issuance of bank guarantees.

An unused amount of €21.7 million on the revolving borrowing facility exists at December 31, 2012 (December 31, 2011: €44 million).

The fair value of borrowings equals their carrying amount, after unamortized transaction costs, as the interest rates are based on market rates.

The exposure of the group’s borrowings to interest rate changes and the contractual repricing dates at the end of repricing dates at the end of the reporting period is as follows:

€ 000	2012	2011
6 months or less	81,674	67,003
6-12 months	—	—
1-5 years	—	—
Over 5 years	—	—

	81,674	67,003

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Transcom Annual Report and Accounts 2012

Note 18	Leases

Operating leases

Operating lease rentals amounting to €30,630 thousand (2011: €26,877 thousand) relating to the lease of office building and equipment respectively, are included in the income statement. In 2012, €22,218 thousand (2011: €19,786 thousand) was paid for rent related to non-cancellable leases. Generally, the Group’s lease contracts require deposits and certain provisions for inflation-indexed rental increases. Future payments for rent on non-cancellable leases for premises at December 31, 2012 are as follows:

€ 000	2012 Premises	2011 Premises
Not later than 1 year	23,141	25,651
Later than 1 year and no later than 5 years	39,448	51,124
Later than 5 years	1,212	787

Total	63,801	77,562

Finance leases

Property, plant and equipment (note 7) includes the following amounts where the Group is a lessee under a finance lease:

€ 000	2012	2011
Cost – capitalized finance leases	259	428
Accumulated depreciation	(72)	(100)

Net book amount	187	328

Lease liabilities are effectively secured as the rights to the leased assets revert to the lessor in the event of default.

€ 000	2012	2011
Gross finance lease liabilities – minimum lease payments:
12 months or less	137	168
1-5 years	108	171
Over 5 years	—	—

	245	339

Future finance charges on finance leases	(36)	(24)

Present value of finance lease liabilities	209	315

The present value of finance lease liabilities is as follows:

€ 000	2012	2011
12 months or less	167	152
1-5 years	42	163
Over 5 years	—	—

Present value of finance lease liabilities	209	315

Note 19	Provisions for other liabilities and charges

€ 000	Onerous contracts	Legal claims1)	Restruc- turing	Others	Total
Opening balance as at January 1, 2012	12,209	18,575	6,869	3,341	40,994
Charged/(credited) to the income statement:
- Additional provisions	—	4,845	4,954	375	10,174
-Reversal during the period	(3,938)	(1,300)	(769)	(200)	(6,207)
- Used during the period	(5,110)	(5,874)	(6,153)	(747)	(17,884)

Closing balance as at December 31, 2012	3,161	16,246	4,901	2,769	27,077

€ 000	Onerous contracts	Legal claims1)	Restruc- turing	Others	Total
Opening balance as at January 1, 2011	9,354	2,308	—	1,340	13,002
Charged/(credited) to the income statement:
- Additional provisions	10,255	16,267	9,482	2,001	38,005
- Used during the period	(7,400)	—	(2,613)	—	(10,013)

Closing balance as at December 31, 2011	12,209	18,575	6,869	3,341	40,994

1)	Refer to note 28

Analysis of total provisions:

€ 000	2012	2011
Non-current	10,518	18,081
Current	16,559	22,913

Total	27,077	40,994

(a) Onerous contracts

This amount represents a provision with respect to onerous contracts related to the sale of 2 sites in France (note 6) as well as provision for onerous contracts related to the restructuring program described in note 6. The amount which is not expected to be paid within the next 12 months has been classified as non-current liabilities.

(b) Legal claims

This amount represents a provision with respect to legal claims brought against the Group by tax authorities with respect to transfer pricing, withholding tax, direct tax, or VAT. In the light of the information currently available the Group believes that its positions with respect to all open tax audits are robust and supportable and that the provision is appropriate.

(c) Restructuring and others

Please refer to note 6 for further details.

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Transcom Annual Report and Accounts 2012

Note 20	Employee benefit obligations

The Group has employee benefit schemes in Italy and Norway in relation to termination indemnity and defined benefit pensions. A full actuarial valuation was carried out to December 31, 2012 by a qualified, independent actuary.

Reconciliation to the statement of financial position

	31/12/12		31/12/11		31/12/10
	Long term rate of return expected, %	Value € 000	Long term rate of return expected, %	Value € 000	Long term rate of return expected, %	Value € 000
Italy		—	—	—	—	—
Norway	2.2	1,329	4.8	927	4.6	837

Total market value of assets		1,329	—	927	—	837

Italy		(2,069)	—	(1,967)	—	(2,285)
Norway		(2,094)	—	(1,374)	—	(1,256)

Present value of scheme liabilities		(4,163)	—	(3,341)	—	(3,541)

Italy		(2,069)	—	(1,967)	—	(2,285)
Norway		(765)	—	(447)	—	(419)

Net scheme liability		(2,834)	—	(2,414)	—	(2,704)

Analysis of the amount charged to operating profit

	2012			2011
€ 000	Italy	Norway	Total	Italy	Norway	Total
Current service cost	—	226	226	—	179	179

Total operating charge	—	226	226	—	179	179

Analysis of the amount credited to other finance costs

	2012			2011
€ 000	Italy	Norway	Total	Italy	Norway	Total
Expected return on pension scheme assets	—	8	8	—	(10)	(10)
Interest on pension scheme liabilities	77	45	122	98	40	138

Net expense	77	53	130	98	30	128

The major assumptions used by the actuary for the calculation of the defined benefit pension scheme were:

	Italy			Norway
%	At 31/12/12	At 31/12/11	At 31/12/10	At 31/12/12	At 31/12/11	At 31/12/10
Rate of increase in salaries	2.00	2.00	2.00	3.3	4.00	4.00
Rate of increase in pensions in payment	2.00	2.00	2.00	—	0.70	0.50
Discount rate	4.27	5.70	4.27	2.2	3.30	3.20

The expected return on plan assets is equal to the weighted average return appropriate to each class of asset within the schemes.

Assumptions regarding future mortality experience are set in accordance with published statistics and experience in each territory.

69

Transcom Annual Report and Accounts 2012

Amount recognized in the statement of financial position – movement in deficit during the year

	2012			2011
€ 000	Italy	Norway	Total	Italy	Norway	Total
Deficit in scheme at beginning of the year	1,967	447	2,414	2,285	419	2,704
Movement in year:
Current service cost and settlements	—	226	226	—	179	179
Interest cost	77	45	122	98	40	138
Contributions	—	(231)	(231)	—	(155)	(155)
Expected return on plan assets	—	8	8	—	(10)	(10)
Actuarial (gains)/ losses	188	200	388	(244)	(7)	(251)
Benefits paid	(163)	—	(163)	(172)	—	(172)
Foreign exchange difference	—	70	70	—	(19)	(19)

Deficit in scheme at end of the year	2,069	765	2,834	1,967	447	2,414

The Italian scheme actuarial valuation at December 31, 2012 showed an increase in the deficit from €1,967 thousand to €2,069 thousand.

The Norway scheme actuarial valuation at December 31, 2012 showed an increase in the deficit from €447 thousand to €765 thousand. Contributions amounted to €231 thousand, 1.39% of pensionable pay (2011: €155 thousand, 1.39% of pensionable pay). It has been agreed that contributions will remain at that level.

History of experience gains and losses – Norway scheme

€ 000	2012	2011	2010	2009
Difference between the expected and actual return on scheme assets:
- amount (€000)	(63)	2.2	1	(31)
- percentage of scheme assets	(5%)	0.1%	0.1%	(5.6%)

Experience gains and losses on scheme liabilities:
- amount (€000)	44	(89)	127	274
- percentage of the present value of the scheme liabilities	2%	6.5%	10.1%	29.4%

Note 21	Government grants

The present value of finance lease liabilities is as follows:

€ 000	2012	2011
Opening balance as at January 1	226	917
Income statement charge	(400)	(931)
Received during the year	319	240

Closing balance as at December 31	145	226

Analysis of government grants:

€ 000	2012	2011
Non-current government grants	67	147
Current government grants	78	79

Total government grants	145	226

Government grants Since 2001, Transcom has received grants from local governments for having engaged a certain number of employees. As per agreements with local authorities, the grants received may be subject to repayment if Transcom does not keep for a certain period of time (from one year to six years depending on the country) the employees covered by the grant. Transcom will therefore recognize in its accounts the income during the period for which the employees must be kept within the Company (credited to cost of sales).

There were no other contingencies or unfulfilled conditions relating to government grants which existed during the current accounting period that have not been disclosed in the accounts.

Note 22	Trade and other payables

€ 000	2012	2011
		Restated
Trade payables	24,797	21,637
Other payables	24,648	19,905
Accrued expenses and prepaid income	61,672	58,566

	111,117	100,108

70

Transcom Annual Report and Accounts 2012

Note 23	Other income/expenses net

Of the other income/expenses €3,895 thousand (2011: €2,819 thousand) relates to amortization of intangible assets and the rest of the balance relates to other operating income and charges. In 2011 €12,071 thousand related to non-recurring costs related to restructuring as explained in Note 6.

Note 24	Salaries and employee pensions

Salaries, other remuneration and social security charges

Salaries, other remuneration and social security charges were as follows:

	2012		2011
€ 000	Board of Directors and senior manage- ment	Other Employees	Board of Directors and senior manage- ment	Other Employees
Salaries and other remuneration	3,045	394,931	4,031	362,650
Social security charges	598	62,836	733	58,442
Pension expenses	234	8,971	144	7,384

The following amounts of salaries are included in cost of sales, selling expenses and administrative expenses respectively: €432,327 thousand, €3,808 thousand, €34,480 thousand (December 31, 2011 was €395,188 thousand, €3,848 thousand, €34,348 thousand).

Directors’ remuneration The President and Chief Executive Officer, Johan Eriksson, who was appointed on November 18, 2011, received salary and remuneration of €641 thousand in the year. The Chairman of the Board, Mr Henning Boysen, received €95 thousand as Board fees (2011: €95 thousand), and the other members of the Board received a total of €292 thousand as Board fees (2011: €272 thousand). The Board fees are determined by the Annual General Meeting, compensation of the President and Chief Executive Officer is determined by the Board, compensation of senior management is determined by the Board in conjunction with the President and Chief Executive Officer. The Board fees are proposed by the Nomination Committee.

Note 25	Finance income and costs

Finance income

€ 000	2012	2011
Interest received on bank deposits	366	—
Foreign exchange, net	—	1,393

	366	1,393

Finance expense

€ 000	2012	2011
Interest payable on bank borrowings	2,628	3,495
Other financing costs	2,211	866
Foreign exchange, net	1,481	—

	6,320	4,361

Note 26	Income tax expense

€ 000	2012	2011
Current income tax on profits for the year	(6,031)	(5,368)
Adjustments in respect of prior years (a)	(2,067)	(14,079)

Total current income tax	(8,098)	(19,447)

Current year origination and reversal of temporary differences	1,638	638
Adjustment in respect of previous periods	(515)	459

Total deferred income tax	1,123	1,097

Income tax expense	(6,975)	(18,350)

(a)	This amount mainly represents provisions with respect to legal claims brought against the Group by tax authorities in various EU jurisdictions.

Effective tax rate

A reconciliation of the statutory tax rate to the Company’s effective tax rate applicable to income from continuous operations was:

€ 000	2012		2011
Loss before tax	(23,589)%		(32,008)%
Statutory tax (expenses)/benefit tax rate in Luxembourg	6,953	(29.6)	9,232	(29.6)
Foreign tax rate differential	3,445	(14.6)	5,305	(17.0)
Losses for which no tax benefit is recognized	(10,508)	44.6	(11,246)	36.0
Losses utilized for which no DTA were previously recognized	1,097	(4.7)	258	(0.8)
Adjustments in respect of prior years	(2,582)	11.0	(13,619)	43.6
Expenses not allowable for tax purposes	(7,152)	30.3	(14,260)	45.6
Income not taxable for tax purposes	1,540	(6.5)	6,590	(21.1)
Other	232	(1.0)	(610)	1.8

Total tax charge	(6,975)	29.6	(18,350)	58.8

Note 27	Earnings per share

Basic earnings per share amounts were calculated by dividing loss for the year attributable to owners of the parent by the weighted average number of shares in issue during the year.

	2012	2011
		Restated
Loss for the year attributable to owners of the parent (€000)	(30,564)	(50,358)
Weighted average number of shares in issue during the year (000)	1,245,532	79,790
Basic earnings per share (€)	(0.02)	(0.63)

71

Transcom Annual Report and Accounts 2012

Note 27	Earnings per share (continued)

Diluted earnings per share amounts were calculated by dividing loss for the year attributable to owners of the parent by the weighted average number of shares in issue during the year adjusted for outstanding share options of nil (2011: 537 thousand).

	2012	2011
		Restated
Loss for the year attributable to owners of the parent (€000)	(30,564)	(50,358)
Weighted average number of shares in issue during the year adjusted for outstanding stock options (000)	1,245,532	80,327
Diluted earnings per share (€)	(0.02)	(0.63)

During 2012, there were 622,768 thousand weighted average Class A Shares and 622,764 thousand weighted average Class B shares in issue (2011: 39,896 thousand Class A shares, 39,894 Class B shares).

There are no subsequent events which could have an impact on the basic earnings per share or the diluted earnings per share.

Note 28	Commitments and contingencies

The Group has contingent liabilities related to litigations and legal claims arising in the ordinary course of business.

The integrated worldwide nature of Transcom’s operations involves a significant level of intra-group transactions which can give rise to complexity and delays in agreeing the Group’s tax position with the various tax authorities in the jurisdictions in which the Group operates. The Group occasionally faces tax audits which, in some cases, result in disputes with tax authorities. During these tax audits, local tax authorities may question or challenge the Group’s tax positions (in such matters as transfer pricing, withholding tax, direct tax or VAT). Disputes with tax authorities can lead to litigations in front of several courts resulting in lengthy legal proceedings.

As of December 31, 2012, there are ongoing tax audits in the Philippines, Canada, Switzerland, France, Denmark and Italy. Some of these tax enquiries have resulted in re-assessments, whilst others are still at an early stage and no re-assessment has yet been raised. Management is required to make estimates and judgments about the ultimate outcome of these investigations or litigations in determining legal provisions. Final claims or court rulings may differ from management estimates.

The Group has provided €16,246 thousand (2011: €18,575 thousand) (note 19) in relation to tax risks for which management believes it is probable that there will be cash outflows in relation to these tax risks. In addition, based on its analysis, its risk assessment as well as ongoing tax audits in certain jurisdictions referred to above, management estimated additional possible tax exposure of approximately €17,600 thousand (2011: €15,000 thousand), which has not been provided for, but rather, are the subject of this disclosure. Management believes it has strong arguments to defend against such claims and therefore estimates that the likelihood of cash outflows for these risks is less than probable. In addition to the above tax risks, the Group may be subject to other tax claims going forward for which the risk of future economic outflows is currently evaluated to be remote.

€ 000	December 31, 2012	December 31, 2011
Tax risks estimated with probable cash outflows and therefore provided for (note 19)	16,246	18,575
Tax risks estimated with less than probable cash outflows and therefore not provided for	17,600	15,000

Total tax exposure estimated by management	33,846	33,575

Tax risks estimated with less than probable, but more than remote, cash outflows and therefore not provided for in the amount of approximately €17.6 million (2011: €15 million) related to ongoing tax disputes in several jurisdictions.

Guarantees

At December 31, 2012 the Group had outstanding bank guarantees for an amount of €12.9 million (2011: € 16.6 million) with respect to performance and warranty guarantees mainly for the provision of services/ rental agreements. The Company is also supporting its subsidiaries through guarantees issued in the normal course of business.

Note 29	Related party transactions

Investment AB Kinnevik and subsidiaries are significant shareholders of the Group as well as Tele2 group, MTG group, accordingly, these companies have been regarded as related parties to the group. Business relations between Transcom WorldWide and all closely related parties are subject to commercial terms and conditions.

The Group provided customer service functions for certain Tele2 group companies in exchange for service fees determined on an arm’s length basis. The Group’s sales revenue from the Tele2 companies amounted to €104,372 thousand in 2012 (2011: €93,541 thousand). Sales revenues mainly relate to customer help lines and other CRM services.

Operating expenses, mainly for telephone services and switch, paid to Tele2 group companies amounted to €574 thousand in 2012 (2011: €514 thousand). The Company rents premises from Tele2 group companies under sub-lease agreements on the same commercial terms provided to Tele 2.

The group’s receivables from and liabilities to Tele2 group companies at December 31, 2012 and 2011 were as follows:

€ 000	2012	2011
Trade and other receivables	18,548	17,110
Trade and other payables	(241)	(171)

Net receivable	18,307	16,939

The Group provided customer service functions for certain MTG group companies in exchange for service fees determined on an arm’s length basis. The Transcom WorldWide Group’s sales revenue from the MTG group companies amounted to €3,065 thousand in 2012 (2011: €7,814 thousand). Sales revenues mainly relate to customer help lines.

Operating expenses paid to MTG group companies amounted to €12 thousand in 2012 (2011: €19 thousand).

The Group’s receivables from MTG Group companies were €481 thousand at December 31, 2011 (2011: €1,020 thousand).

Note 30	Audit fees

For the financial year ended December 31, 2012 and December 31, 2011 the approved statutory auditor, and as the case may be affiliated companies of the auditor, billed fees to the Group in relation with the following services:

€ 000	2012	2011
Audit of the statutory and consolidated accounts	707	680
Interim review	70	70
Other audit related fees	60	255

Total	837	1,005

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Transcom Annual Report and Accounts 2012

Note 31	Investment in subsidiaries

	Country of incorporation	2012 Capital/voting interest (%)	2011 Capital/voting interest (%)
Transcom WorldWide (Australia) Pty Ltd	Australia	100	100
IS Forderunsmanagement GmbH	Austria	100	100
IS Inkasso Service GmbH	Austria	100	100
Transcom WorldWide Forderungsmanagement GmbH	Austria	100	100
Transcom WorldWide GmbH	Austria	100	100
Transcom WorldWide Belgium SA	Belgium	100	100
Transcom WorldWide (North America) Inc. (formerly The NuComm Corporation)*	Canada	100	100
Transcom International Solutions Inc. (formerly NuComm Global Solutions Inc)*	Canada	—	100
Transcom Insurance Agency Inc. (formerly NuComm Insurance Agency Inc)	Canada	100	100
Transcom WorldWide Canada Inc*	Canada	—	100
Transcom WorldWide Chile Limitada	Chile	100	100
IS Inkasso Servis d.o.o.	Croatia	100	100
Transcom WorldWide d.o.o.	Croatia	100	100
Transcom WorldWide Czech Republic s.r.o.	Czech Republic	100	100
Transcom CMS AS	Denmark	100	100
Transcom Denmark A/S	Denmark	100	100
Transcom Eesti OÜ	Estonia	100	100
Transcom Finland OY	Finland	100	100
TMK WorldWide SAS	France	100	100
Transcom WorldWide France SAS	France	100	100
CIS International GmbH	Germany	100	100
IK Transcom Europe GmbH	Germany	100	100
Transcom CMS Forderungsmanagement GmbH	Germany	100	100
Transcom WorldWide GmbH	Germany	100	100
Transcom WorldWide Hong Kong Ltd	Hong Kong	100	100
CEE Holding KFt	Hungary	100	100
Transcom Hungary KFT	Hungary	100	100
Transcom WorldWide Spa	Italy	100	100
SIA Transcom WorldWide Latvia	Latvia	100	100
Transcom WorldWide Vilnius UAB	Lithuania	100	100
Transcom Europe Holdings BV	The Netherlands	100	100
Transcom WorldWide BV	The Netherlands	100	100
CIS Concept AS	Norway	100	100
Ergo Inkasso AS	Norway	100	100
Transcom AS	Norway	100	100
Transcom Financial Services AS (formerly Transcom Credit Management Services AS)	Norway	100	100
Transcom Norge AS	Norway	100	100
Transcom Worldwide Peru SAC	Peru	100	100
NuComm International Philippines Inc. (under dissolution)	Philippines	100	100
Transcom WorldWide Philippines Inc	Philippines	100	100
Transcom WorldWide (Philippines) Holding, Inc	Philippines	100	—
Transcom WorldWide CMS Poland Sp. z o.o.	Poland	100	100
Kancelaria PrawnaTranscom S. K.	Poland	100	100
Transcom WorldWide Poland Sp. z o.o.	Poland	100	100
TWW servicos de Helpline e de Atendimento Telefonico Lda	Portugal	100	100

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Transcom Annual Report and Accounts 2012

Note 31	Investment in subsidiaries (continued)

	Country of incorporation	2012 Capital/voting interest (%)	2011 Capital/voting interest (%)
Transcom WorldWide Slovakia s.r.o.	Slovakia	100	100
Transcom WorldWide Global S.L.	Spain	100	—
Transcom WorldWide Spain S.L.U.	Spain	100	100
Stockholms Tolkförmedling AB	Sweden	100	100
Tolk och Språktjänst i Östergötland AB	Sweden	100	100
Transcom AB	Sweden	100	100
Transcom Credit Management Services AB	Sweden	100	100
Transvoice AB	Sweden	100	99
Is Inkasso Service GmbH	Switzerland	100	100
Transcom WorldWide AG	Switzerland	100	100
Transcom WorldWideTunisie SARL	Tunisia	100	100
TWW Gagri Merkezi Servisleri Limited Sirketi (liquidated)	Turkey	100	100
Credit & Business Services Limited (dissolved during the year)	United Kingdom	100	100
Top Up Mortgages Ltd	United Kingdom	100	100
Transcom WorldWide (UK) Limited	United Kingdom	100	100
Newman & Company Limited	United Kingdom	100	100
Cloud 10 Corp	United States	100	100
Transcom WorldWide (US) Inc.	United States	100	100

*	During the year 2012, Transcom International Solutions Inc. (formerly NuComm Global Solutions Inc.) and Transcom WorldWide Canada Inc., all 100% held Canadian based subsidiaries, were merged into Transcom WorldWide (North America) Inc. (formerly The NuComm Corporation).

Note 32	Subsequent events

On January 10, 2013 Transcom Worldwide SAS (France) filed for “redressement judiciaire”. Transcom Worldwide S.A. continued to support this subsidiary until February 28, 2013. With effect from March 22, 2013, Transcom WorldWide (France) S.A.S., was put into liquidation proceedings by the Commercial Court of Versailles and a liquidator appointed. There were no other significant events during the period between 31 December 2012 and the date of this report.

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Transcom Annual Report and Accounts 2012

Independent auditor’s report

To the Shareholders of

Transcom WorldWide S.A.

45, rue des Scillas

L-2529 Howald

Luxembourg

Report on the consolidated financial statements

Following our appointment by the General Meeting of the Shareholders dated 22 August 2012, we have audited the accompanying consolidated financial statements of Transcom WorldWide S.A., which comprise the consolidated statement of financial position as at 31 December 2012, the consolidated income statement, the consolidated statement of comprehensive income, the consolidated statement of changes in equity, the consolidated cash flow statement for the year then ended, and a summary of significant accounting policies and other explanatory information.

Board of Directors’ responsibility for the consolidated financial statements

The Board of Directors is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as adopted by the European Union and for such internal control as the Board of Directors determines is necessary to enable the preparation and presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Responsibility of the “réviseur d’entreprises agréé”

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with International Standards on Auditing as adopted for Luxembourg by the “Commission de Surveillance du Secteur Financier”. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the judgement of the “réviseur d’entreprises agréé”, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the “réviseur d’entreprises agréé” considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by the Board of Directors, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements give a true and fair view of the financial position of Transcom WorldWide S.A. as of 31 December 2012, and of its financial performance and its cash flows for the year then ended in accordance with International Financial Reporting Standards as adopted by the European Union.

Without qualifying our opinion, we draw attention to the fact that the Company has restated its consolidated financial statements as of 31 December 2011 and for the year then ended as disclosed under note 2.1.1.

Report on other legal and regulatory requirements

The consolidated management report, which is the responsibility of the Board of Directors, is consistent with the consolidated financial statements.

The accompanying corporate governance statement which is the responsibility of the Board of Directors, is consistent with the consolidated financial statements and includes the information required by the law with respect to the corporate governance statement.

ERNST & YOUNG

Société Anonyme

Cabinet de révision agréé

Olivier Lemaire

Luxembourg, March 29, 2013

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